Exhibit 10.1

IATAN UNIT 2 AND COMMON FACILITIES OWNERSHIP AGREEMENT

KANSAS CITY POWER & LIGHT COMPANY,

AQUILA, INC.,

THE EMPIRE DISTRICT ELECTRIC COMPANY,

KANSAS ELECTRIC POWER COOPERATIVE, INC.

AND

MISSOURI JOINT MUNICIPAL ELECTRIC UTILITY COMMISSION

May 19, 2006

TABLE OF CONTENTS

Page

ARTICLE I	Definitions	2
1.1	Accounting Manual	2
1.2	Actual Emissions	2
1.3	Actual Fuel Costs	2
1.4	Additional Unit	3
1.5	Adverse Action	3
1.6	Agreement	3
1.7	Agreements	3
1.8	Allowance Contribution	4
1.9	Allowances	4
1.10	Appraised Value	4
1.11	Aquila	4
1.12	Arrangements	4
1.13	Bankruptcy Code	4
1.14	Cash Flow Memorandum	4
1.15	Certificates of Public Convenience and Necessity	4
1.16	Closing or Closing Date	4
1.17	Code	4
1.18	Commercial Operation	4
1.19	Commercial Operation Date	5
1.20	Commercially Reasonable Efforts	5
1.21	Common Facilities	5
1.22	Common Facilities Ownership Share	5
1.23	Common Facilities Upgrades	5
1.24	Common Facilities Upgrades Completion Date	5
1.25	Construction Period Cash Flow Memorandum	5
1.26	Cost of Construction	5
1.27	Cost of Operation	5
1.28	Covered Owner	5
1.29	Defaulted Shares	6

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1.30	Emissions Projection	6
1.31	Empire	6
1.32	EPA	6
1.33	Estimated In-Service Operation Date	6
1.34	Excess Allowances	6
1.35	Excess Share	6
1.36	Existing Common Facilities	6
1.37	Force Majeure	6
1.38	Fuel Commodity	6
1.39	Fuel Commodity Ownership Percentage	6
1.40	GAAP	6
1.41	Good Utility Practice	6
1.42	Iatan Station Site	7
1.43	Iatan Unit 1 Ownership Agreement	7
1.44	Iatan Unit 2 Facility	7
1.45	Indemnified Owner	7
1.46	Initial Iatan Station Site	7
1.47	Initial Net Accredited Capacity	7
1.48	In-Service Operation Date	7
1.49	Insolvency or Seizure	8
1.50	Interconnection Facilities	8
1.51	KCPL	8
1.52	KCPL Acquisition Election	8
1.53	KEPCO	8
1.54	KEPCO Attributable Ownership Rights	8
1.55	Lapse Date	7
1.56	Management Committee	8
1.57	Minimum Operable Capacity	8
1.58	MJMEUC	8
1.59	Moody’s	8
1.60	Net Generating Capacity	8
1.61	Net Generation Output	8
1.62	Nominal Gross Capacity	8

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1.63	Non-Financial Default	8
1.64	Notice to Arbitrate	8
1.65	Nower Property	8
1.66	Other Owner Acquisition Election	8
1.67	Operable Unit(s)	9
1.68	Operator	9
1.69	Operating Period Cash Flow Memorandum	9
1.70	Owners or Owner	8
1.71	Ownership Share	9
1.72	Prevailing Wage Act	8
1.73	Proposed Transferee	9
1.74	Reciprocal Conveyance Date	9
1.75	Remaining Owners	9
1.76	RTO	9
1.77	RUS	9
1.78	S&P	9
1.79	Secured Party	9
1.80	Site-Based Emissions	9
1.81	Site Representative	9
1.82	SPP	9
1.83	Total Gross Capacity	9
1.84	Transfer Share	9
1.85	Transferable Interests	9
1.86	Trigger Date	9
1.87	Uniform System of Accounts	10
1.88	Unit 1 Owners	10
1.89	Unit 1 Ownership Share	10
1.90	Unit 2	10
1.91	Unit 2 Debt Securities	10
1.92	Unit 2 Owners	10
1.93	Unit 2 Site	10
1.94	Voluntary Acquisition Election	10

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ARTICLE II	Iatan Unit 2 Facility; Common Facilities; Creation and Adjustment

of Ownership Interests Therein; Additional Units; Representations,

	Warranties and Covenants	10
2.1	Ownership Shares in Iatan 2	10
2.2	Interests in Real Property and Common Facilities	12
2.3	Adjustment Upon Transfer	15
2.4	Additional Units	15
2.5	Common Facilities Additions and Retirements After the Reciprocal
	Conveyance Date	16
ARTICLE III	Easements for Interconnection and Transmission Facilities	17
3.1	Interconnection and Transmission Facilities	17
3.2	Relocations and Modifications	18
3.3	Personal Property	18
3.4	Exclusive Right, Title and Interest	18
ARTICLE IV	Construction and Testing	18
4.1	Responsibility for Construction	18
4.2	Responsibility for Interconnection Facilities	19
4.3	In-Service Operation Date	19
4.4	Construction Power	19
4.5	Site Representative	19
4.6	Reporting	20
4.7	Prevailing Wage	20
ARTICLE V	Management and Operation of the Iatan Unit 2 Facility	21
5.1	Management Committee	21
5.2	Management Committee Action	21
5.3	Operator	22
5.4	Unit 2 Facility Additions and Retirements	25
5.5	Damage, Destruction or Condemnation	25

ARTICLE VI	Capacity and Energy Entitlements; Financial Obligations; Access to

Information; Defaults; Emissions Allowance Credits; Regional

	Transmission Organizations	27
6.1	Capacity Entitlement	27
6.2	Energy Entitlement	27

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6.3	Test Energy	27
6.4	Financial Obligations	28
6.5	Access to Information	28
6.6	Default	29
6.7	Emission Allowances	32
6.8	Quarterly Allowance Requirement, Initial Share, and Allowance
	Contribution	33
6.9	Annual Adjustment of Allowance Contribution	34
6.10	Excess Allowances	34
6.11	Procedures for Transferring Allowances; Compliance Use Dates	34
6.12	Restrictions on Allowance Transfers to Cover Excess Emissions	34
6.13	Acquisition of Allowances by Operator, Reimbursement of Costs	34
6.14	Compliance Not Measured on Unit Basis	35
6.15	Regional Transmission Organizations	35
6.16	Transaction with Other Parties	36
ARTICLE VII	Fuel Supply	36
7.1	Procurement of Fuel	36
7.2	Negotiation and Renegotiation of Contracts	36
7.3	Ownership	36
7.4	Fuel Supply Interruption	36
7.5	KCPL Fuel Transportation	37
ARTICLE VIII	Financial Responsibility	37
8.1	Demonstration of Creditworthiness During Construction	37
ARTICLE IX	Taxes and Insurance	38
9.1	Taxes; Election Out of Partnership Treatment	38
9.2	Insurance	39
ARTICLE X	Partition; Encumbrance; Transfer	40
10.1	Partition	40
10.2	Encumbrance	40
10.3	Transfer	43
10.4	Right of First Refusal	44
10.5	Restrictions on Transfer of KCPL’s Obligation as Operator	45

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10.6	Required Transfer of Common Facilities and Interest in Real Property	45
10.7	Environmental Control Financing	45
ARTICLE XI	Covenants and Obligations	46
11.1	Equitable Servitudes	46
11.2	Independent Covenants and Obligations	46
11.3	Several Obligations	46
11.4	Risk of Loss; Liability	46
11.5	Indemnity	47
11.6	Exculpation	47
11.7	Equal Opportunity	47
11.8	Buy American	48
ARTICLE XII	Arbitration	48
12.1	Controversies	48
12.2	Notice to Arbitrate	49
12.3	Selection of Arbitrator and Venue	49
12.4	Scope of Arbitration	49
12.5	Findings and Award	49
12.6	Costs	50
ARTICLE XIII	Force Majeure	50
13.1	Force Majeure	50
ARTICLE XIV	Accounting and Payment Procedures	50
14.1	Planning of Cash Flow Requirements	50
14.2	Record-Keeping; Accounting Manual	50
14.3	Construction Fund	51
ARTICLE XV	General Provisions	51
15.1	Implementing and Confirmatory Instruments	51
15.2	Waivers	51
15.3	Notices	51
15.4	Severability	52
15.5	Governing Law	52
15.6	Continued Effect of Other Agreements	52

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15.7	Amendment to the Agreement	52
15.8	Agreement Survives Departure of Owner or Owners	52
15.9	Conflicts between Agreements	53
15.10	Exhibits	51
ARTICLE XVI	Term; Termination	53
16.1	Effective Date and Term	53
16.2	Termination	54
16.3	Disposition Upon Abandonment	54
ARTICLE XVII	Confidentiality	55
17.1	Confidential Information	55
17.2	Limitation on Disclosure of Documents	56
ARTICLE XVIII	Private Use Covenant	56
18.1	Private Use Covenant	56
ARTICLE XIX	Representations and Warranties	57
19.1	KCPL’s Representations and Warranties	57
19.2	Aquila’s Representations and Warranties	58
19.3	Empire’s Representations and Warranties	59
19.4	KEPCO’s Representations and Warranties	60
19.5	MJMEUC’s Representations and Warranties	60
ARTICLE XX	Memorandum of Agreement	61
20.1	Memorandum of Agreement	61
ARTICLE XXI	Cooperation	58
21.1	Cooperation	61

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EXHIBITS

A	Legal Description of Initial Iatan Station Site
B	Legal Description of Nower Property
C	General Description of Existing Common Facilities
D	General Description of Common Facilities Upgrades
E	Form of Assignment and Assumption Agreement
F	Description of Unit 2
G	Permits, Authorization and Approval

H	Iatan Station Unit 2 Site Ground Lease, Nower Property Ground Lease, and Easement Agreement
I-1	Construction Period Cash Flow Memorandum
I-2	Operating Period Cash Flow Memorandum
J	Accounting Manual

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IATAN UNIT 2 AND COMMON FACILITIES OWNERSHIP AGREEMENT

This IATAN UNIT 2 AND COMMON FACILITIES OWNERSHIP AGREEMENT (this “Agreement”) is made as of May __, 2006, by and among KANSAS CITY POWER & LIGHT COMPANY, a Missouri corporation (“KCPL”), AQUILA, INC., a Delaware corporation (“Aquila”), THE EMPIRE DISTRICT ELECTRIC COMPANY, a Kansas corporation (“Empire”), KANSAS ELECTRIC POWER COOPERATIVE, INC., a not-for-profit generation and transmission cooperative organized under the laws of the State of Kansas (“KEPCO”), and MISSOURI JOINT MUNICIPAL ELECTRIC UTILITY COMMISSION, a body public and corporate of the State of Missouri (“MJMEUC”) (each of KCPL, Aquila, Empire, KEPCO and MJMEUC, individually, an “Owner” and, collectively, the “Owners”).

RECITALS

The Owners are engaged in the generation and transmission of electricity and its distribution and sale to the Owners’ respective customers, and intend to construct, own and operate a coal-fired electric generating facility of approximately 800-850 MW Net Generating Capacity (“Unit 2”) on the East bank of the Missouri River, near the Upper Iatan Bend, in Platte County, Missouri.

KCPL, Aquila and Empire (the “Unit 1 Owners”) own as tenants in common, each with an undivided ownership interest, a coal-fired electric generating facility (“Unit 1”) located adjacent to the proposed location of Unit 2 at the Initial Iatan Station Site (as hereinafter defined). KCPL operates Unit 1. The Unit 1 Owners also presently own as tenants in common, each with an undivided ownership interest, the Initial Iatan Station Site.

Unit 1 is and Unit 2 will be located on a parcel of real property that can accommodate up to four coal-fired generation units (the “Initial Iatan Station Site”). An adjacent parcel of real property will also be used in connection with the operation of Unit 1 and Unit 2 (“Nower Property”). KCPL is the sole owner of the Nower Property. The Initial Iatan Station Site and the Nower Property will be referred to collectively as the “Iatan Station Site.” Legal descriptions of the Initial Iatan Station Site and the Nower Property are attached as Exhibits A and B, respectively.

The Unit 1 Owners have set forth their agreement with respect to Unit 1, the Initial Iatan Station Site, and certain common facilities in the Iatan Station Ownership Agreement dated July 31, 1978 (the “Iatan Unit 1 Ownership Agreement”).

The Owners desire to participate in the construction of Unit 2 and ownership of the Iatan Unit 2 Facility (as hereinafter defined), and have agreed that the Iatan Unit 2 Facility shall be owned by the Owners as tenants in common, each with an undivided ownership interest therein as hereinafter provided.

The Unit 1 Owners own certain common facilities now in existence and serving Unit 1 (as more fully described in Exhibit C, but excluding any existing fuel inventory for Unit 1, the “Existing Common Facilities”) that are anticipated to be capable of joint utilization by and for Unit 1, Unit 2 and any Additional Units (as hereinafter defined).

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MJMEUC and KEPCO also desire to participate in the undivided ownership of the Existing Common Facilities to the extent they are utilized by Unit 2.

The Unit 2 Owners intend to construct and own (in common with the Unit 1 Owners as provided herein) certain enhancements and improvements to the Existing Common Facilities in order to facilitate the joint operation of Unit 1 and Unit 2 (such enhancements and improvements, as more fully described in Exhibit D, the “Common Facilities Upgrades” and, together with the Existing Common Facilities, the “Common Facilities”).

At the Closing (as defined below), pursuant to assignment and assumption agreements, the form of which is set out in Exhibit E, KCPL shall transfer and assign to the other Owners certain undivided interests in permits related to Unit 2, and by virtue of the other Owners’ payment of certain costs, they shall acquire undivided interests in the balance of the Iatan Unit 2 Facility and the Common Facilities and each such other Owner shall assume and agree to be bound by the provisions of all permits and other obligations under this Agreement to the extent of its Ownership Share therein as provided in Section 2.1 or Common Facilities Ownership Shares, as provided in Section 2.2, as applicable.

This Agreement is executed for the purposes of (i) confirming the nature and extent of the respective ownership interests of the Owners in the Iatan Unit 2 Facility and the Common Facilities and (ii) imposing certain covenants and obligations running with the rights, titles and interests of the Owners in and to the Iatan Unit 2 Facility and the Common Facilities, which covenants and obligations are intended to inure to the benefit of and be binding upon each of the Owners and any and all persons whomsoever having or claiming any right, title or interest therein by, from, through or under any of the Owners.

NOW, THEREFORE, the Owners, each for itself, its successors and assigns, and for the benefit of the other, its successors and assigns, hereby covenant and agree as follows:

ARTICLE I

Definitions

For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

1.1	“Accounting Manual” shall have the meaning specified in Section 14.2.
1.2	“Actual Emissions” shall have the meaning specified in Section 6.8(b).
1.3	“Actual Fuel Costs” shall mean the total of the following component costs:

(a)          the amount billed to KCPL by suppliers for coal and other fuel for the Iatan Unit 2 Facility, including any adjustments thereto;

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(b)          the amount billed to KCPL by suppliers for limestone, ammonia, and any other Fuel Commodity used in pollution control equipment for the Iatan Unit 2 Facility, which are required and consumed as coal or other fuel is consumed, including any adjustments thereto;

(c)          the amount billed to or otherwise incurred by KCPL for the transportation of coal or other Fuel Commodities referred to in Sections 1.3(a) and 1.3(b), which shall include, but is not limited to, tariff payments and any other charges of common carriers and all costs of operation, maintenance, leasing and financing (including interest, fees and principal, whether incurred directly or through rents under leases) of rail rolling stock or other transportation equipment, whether directly owned or leased (by capital lease or operating lease) by KCPL or any affiliate thereof and all reasonable consulting, rate costs, legal, and other administrative and general expenses relating to providing transportation service;

(d)          all charges incurred by KCPL in connection with the lease, maintenance and operation of all coal handling and storage equipment and facilities associated with and allocated to the Iatan Unit 2 Facility;

(e)          all sales, use, personal property or other taxes imposed on KCPL because of the transportation, delivery, purchase, transfer, storage, handling, sale or ownership of coal or other fuel with respect to the Iatan Unit 2 Facility;

(f)           all other costs, whether similar or dissimilar to the costs enumerated above, incurred by KCPL in performance of Article VII of this Agreement and not provided for in other parts of this Agreement, including but not limited to, pre-operating expenses (including fuel during testing) and related general and administrative costs for the Iatan Unit 2 Facility and the Common Facilities.

1.4         “Additional Unit” or “Additional Units” shall mean any subsequently developed Unit 3 and/or Unit 4, as contemplated in the certificate of public convenience and necessity for the Initial Iatan Station Site, Kansas City Power & Light Co., Case No. 17,895 (Dec. 14, 1973) or any other generating unit KCPL elects to build on the Iatan Station Site.

1.5         “Adverse Action” shall mean any action or inaction that adversely affects the exclusion of interest from gross income for U.S. federal income tax purposes of any MJMEUC tax-exempt debt used to finance MJMEUC’s Ownership Share and/or Common Facilities Ownership Share.

1.6	“Agreement” shall have the meaning specified in the caption hereof.

1.7         “Agreements” shall mean collectively this Agreement and other agreements and documents entered into by the Owners pursuant to this Agreement, including without limitation, the proposed Assignment and Assumption Agreement, and the Iatan Station Unit 2 Site Ground Lease, Nower Property Ground Lease and Easement Agreement, as this Agreement and such other agreements and documents may be amended from time to time.

1.8	“Allowance Contribution” shall have the meaning specified in Section 6.7(a).

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1.9         “Allowances” or “Emission Allowances” shall mean all present and future authorizations to emit specified units of pollutants, which units are established by governmental agencies with jurisdiction over the Iatan Station Site under (i) an air pollution control and emission reduction program designed to mitigate interstate or intrastate transport or deposition of pollutants or (ii) any other air pollution reduction program with a similar purpose, in each case, regardless of whether the government agency establishes such authorizations or designates such authorizations by a name other than “allowances.”

1.10	“Appraised Value” shall have the meaning specified in Section 10.2(c).
1.11	“Aquila” shall have the meaning specified in the caption of this Agreement.
1.12	“Arrangements” shall have the meaning specified in Section 9.1(a).
1.13	“Bankruptcy Code” shall have the meaning specified in Section 5.3(b).

1.14       “Cash Flow Memorandum” shall mean, with respect to any construction (or reconstruction following a casualty loss) of Unit 2 or the Common Facilities, the Construction Period Cash Flow Memorandum, and otherwise, the Operating Period Cash Flow Memorandum.

1.15       “Certificates of Public Convenience and Necessity” shall mean the certificates issued in Kansas City Power & Light Co., Case No. 17,895 (December 14, 1973) and Kansas City Power & Light Co., St. Joseph Light & Power Co. and The Empire District Co., Case No. EM-78-277 (July 28, 1978).

1.16       “Closing” or “Closing Date” shall mean the time (i) at which KCPL transfers to each appropriate Owner (other than KEPCO, which shall be governed by Section 16.1(b)) pursuant to this Agreement and/or ancillary agreements an interest in permits, personal property and the real property acquired by KCPL for Unit 2 and/or the Common Facilities Upgrades through such time and (ii) each Owner (including KEPCO) pays to KCPL the portion of the Cost of Construction accrued through such time for the purchase of the Ownership Share or Common Facilities Ownership Share (as applicable) of that Owner as provided in this Agreement, in accordance with its terms, and (iii) each Owner (including KEPCO) assumes its respective liabilities therefor, as such time shall be stated in a notice of the Closing Date provided by KCPL to the other Owners at least 10 days before the Closing Date.

1.17	“Code” shall have the meaning specified in Section 9.1(a).

1.18       “Commercial Operation” shall mean Unit 2 shall have met all of the performance tests prescribed in KCPL’s test procedures for placing Unit 2 into commercial operation.

1.19       “Commercial Operation Date” shall mean the date on which Unit 2 achieves Commercial Operation.

1.20       “Commercially Reasonable Efforts” shall mean such diligent efforts, consistent with Good Utility Practice, that a party taking such actions would use in acting on its own behalf.

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1.21       “Common Facilities” shall have the meaning specified in the Recitals to this Agreement.

1.22       “Common Facilities Ownership Share” shall have the meaning given in Section 2.2(g).

1.23       “Common Facilities Upgrades” shall have the meaning specified in the Recitals to this Agreement.

1.24       “Common Facilities Upgrades Completion Date” means the date construction and installation of the Common Facilities Upgrades is completed, as specified by the Operator in a notice to the Owners.

1.25       “Construction Period Cash Flow Memorandum” shall have the meaning specified in Section 14.1.

1.26       “Cost of Construction” shall mean all costs (excluding allowance for funds used during construction) incurred by KCPL in connection with the planning, design, licensing, permitting, acquisition, construction, completion, renewal, reconstruction, addition, upgrade, replacement or disposal of Unit 2, Common Facilities Upgrades, Interconnection Facilities (including those costs described in Section 4.2), or any portions of Unit 2 that are properly recordable to Unit 2 in accordance with the Electric Plant Instructions and in appropriate accounts as set forth in the Uniform System of Accounts. Costs of project development (other than costs associated with the acquisition and development of real property) incurred prior to May 1, 2004 shall not be included in Cost of Construction. Credits, reimbursements, refunds or rebates, including casualty insurance proceeds, with respect to amounts previously included in Cost of Construction, shall be applied as received to set off amounts otherwise due from the Owners at such time.

1.27       “Cost of Operation” shall mean all costs (excluding Actual Fuel Costs and financing costs) incurred by KCPL, in connection with the operation and maintenance of Unit 2, and Common Facilities that are properly recordable to Unit 2 in accordance with the Operating Expense Instructions and in appropriate accounts as set forth in the Uniform System of Accounts, and all such costs associated with pollution control facilities necessary for the operation of Unit 2. Credits, reimbursements, refunds or rebates, including casualty insurance proceeds, with respect to amounts previously included in Cost of Operation, shall be applied as received to set off amounts otherwise due from the Owners at such time.

1.28	“Covered Owner” shall have the meaning specified in Section 17.2.
1.29	“Defaulted Shares” shall have the meaning specified in Section 6.6(d).
1.30	“Emissions Projection” shall have the meaning specified in Section 6.8(b).
1.31	“Empire” shall have the meaning specified in the caption of this Agreement.

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1.32	“EPA” shall have the meaning specified in Section 6.8(a).

1.33       “Estimated In-Service Operation Date” shall mean, as of the date of this Agreement, June 1, 2010, which may be modified from time to time by KCPL, provided KCPL provides written notice of any modification to Owners.

1.34	“Excess Allowances” shall have the meaning specified in Section 6.8(d).
1.35	“Excess Share” shall have the meaning specified in Section 2.1(c).

1.36       “Existing Common Facilities” shall have the meaning specified in the Recitals to this Agreement.

1.37       “Force Majeure” shall mean causes not within the control of the party directly affected and claiming suspension of its obligations and which by the exercise of due diligence and foresight could not reasonably have been avoided, and shall be deemed to include, but not be limited to, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, breakdown of or accidents to plant, equipment or facilities, fires, explosions, floods, drought, interruption of transportation, embargoes or other causes of a similar nature; provided, however, that any strike or other labor disturbance may be settled at the sole discretion of the party directly affected thereby; and provided, further, that the inability to pay money shall not constitute Force Majeure.

1.38       “Fuel Commodity” or “Fuel Commodities” shall mean coal, oil, agricultural, mining or chemical products that are used in the process of producing steam or controlling emissions.

1.39       “Fuel Commodity Ownership Percentage” shall mean each Owner’s percentage interest in and share of the Iatan Station Fuel Commodity inventory, as defined in Section V.B.2 of the Accounting Manual, attached as Exhibit J, as may be amended from time to time.

1.40       “GAAP” shall mean generally accepted accounting principles as determined by the Financial Accounting Standards Board.

1.41       “Good Utility Practice” shall mean, at any time, the standards, practices, methods and acts with respect to construction and operation of electrical generating facilities engaged in or approved by a significant portion of the electric utility industry at such time. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be a spectrum of possible standards, practices, methods, or acts expected to accomplish the desired results, having due regard for, among other things, economic factors, manufacturers’ warranties and the requirements of governmental authorities of competent jurisdiction and the requirements of this Agreement. Notwithstanding any provision of this Agreement, failure to meet the Good Utility Practice standard shall not constitute a breach of this Agreement unless such failure constitutes gross negligence or willful misconduct.

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1.42       “Iatan Station Site” shall have the meaning specified in the Recitals to this Agreement.

1.43       “Iatan Unit 1 Ownership Agreement” shall have the meaning specified in the Recitals to this Agreement.

1.44       “Iatan Unit 2 Facility” shall mean the tangible and intangible personal property related to Unit 2, including the following:

(a)          equipment comprising Unit 2, including the boiler island, turbine-generator, fuel handling equipment, water treatment equipment, pollution control equipment, the buildings housing any such equipment, shops, warehouses, and the associated auxiliary equipment, all as more particularly described in Exhibit F;

(b)          the permits, authorizations and approvals listed in Exhibit G and all extensions, renewals and modifications thereof;

(c)          inventories of materials and supplies (exclusive of fuels) for use exclusively in connection with Unit 2, including spare parts, tools and equipment; and

(d)          such additions, betterments, improvements, facilities and other tangible property as may be acquired, constructed or installed, for use in connection with Unit 2 and appurtenances becoming part of Unit 2 hereunder; provided that the same shall have been acquired, constructed or installed for joint or common use among the Owners as a portion of the Iatan Unit 2 Facility and owned by the Owners as tenants in common under the provisions of this Agreement.

1.45	“Indemnified Owner” shall have the meaning specified in Section 11.5.

1.46       “Initial Iatan Station Site” shall have the meaning specified in the Recitals to this Agreement.

1.47       “Initial Net Accredited Capacity” shall mean the electrical rating achieved by a unit at the time it was placed into service, minus the generation capacity required to operate its related auxiliary equipment and transformers, all as measured in accordance with SPP’s then-applicable criteria for uniform rating of generation equipment.

1.48       “In-Service Operation Date” shall mean the date, as specified in a notice by KCPL to the other Owners, at which Unit 2 satisfies the in-service criteria established in In the Matter of a Proposed Experimental Regulatory Plan of Kansas City Power & Light Company, Case No. EO-2005-0329.

1.49	“Insolvency or Seizure” shall have the meaning specified in Section 5.3(b).
1.50	“Interconnection Facilities” shall have the meaning specified in Section 4.2.

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1.51	“KCPL” shall have the meaning specified in the caption of this Agreement.
1.52	“KCPL Acquisition Election” shall have the meaning specified in Section 10.2(c).
1.53	“KEPCO” shall have the meaning specified in the caption of this Agreement.

1.54       “KEPCO Attributable Ownership Rights” shall have the meaning specified in Section 16.1(b).

1.55	“Lapse Date” shall have the meaning specified in Section 10.2(c).
1.56	“Management Committee” shall have the meaning specified in Section 5.1.

1.57       “Minimum Operable Capacity” shall mean the minimum Net Generation Output that Unit 2 must generate in order to operate in a reliable and economic manner.

1.58	“MJMEUC” shall have the meaning specified in the caption of this Agreement.
1.59	“Moody’s” shall have the meaning specified in Section 8.1(a).

1.60       “Net Generating Capacity” shall mean the Total Gross Capacity of a unit minus the generation capacity that must be used to operate the auxiliary equipment and transformers associated with the unit and any associated common facilities.

1.61       “Net Generation Output” shall mean at any time the actual generation output of Unit 1 or Unit 2, as the case may be, minus the energy that must be used to operate the Common Facilities, auxiliary equipment and transformers associated with such units.

1.62       “Nominal Gross Capacity” shall mean the Total Gross Capacity measured at the generation terminals.

1.63	“Non-Financial Default” shall have the meaning specified in Section 6.6(a).
1.64	“Notice to Arbitrate” shall have the meaning specified in Section 12.2.

1.65       “Nower Property” shall have the meaning specified in the Recitals to this Agreement.

1.66       “Other Owner Acquisition Election” shall have the meaning specified in Section 10.2(c).

1.67	“Operable Unit(s)” shall have the meaning given in Section 5.5(b).
1.68	“Operator” shall have the meaning specified in Section 5.3(a).

1.69       “Operating Period Cash Flow Memorandum” shall have the meaning specified in Section 14.1.

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1.70       “Owners” or “Owner” shall have the meaning specified in the caption of this Agreement.

1.71	“Ownership Share” shall have the meaning specified in Section 2.1(a).
1.72	“Prevailing Wage Act” shall have the meaning specified in Section 4.7.
1.73	“Proposed Transferee” shall have the meaning specified in Section 10.4(a).

1.74       “Reciprocal Conveyance Date” means a date following the Common Facilities Upgrade Completion Date but prior to the Commercial Operation Date, as specified by the Operator in a notice to the Owners, upon which MJMEUC and KEPCO will acquire shares of the Existing Common Facilities.

1.75	“Remaining Owners” shall have the meaning specified in Section 10.4(a).
1.76	“RTO” shall have the meaning specified in Section 6.15.
1.77	“RUS” shall have the meaning specified in Section 10.2(b).
1.78	“S&P” shall have the meaning specified in Section 8.1(a).
1.79	“Secured Party” shall have the meaning specified in Section 10.2(b).
1.80	“Site-Based Emissions” shall have the meaning specified in Section 6.14.
1.81	“Site Representative” shall have the meaning specified in Section 4.5.
1.82	“SPP” shall mean the Southwest Power Pool, Inc. or any successor.

1.83       “Total Gross Capacity” shall mean the maximum sustained amount of electric power that a unit is capable of generating in stable operation, as determined from time to time in accordance with SPP’s then applicable criteria for uniform rating of generation equipment.

1.84	“Transfer Share” shall have the meaning specified in Section 10.4(a).
1.85	“Transferable Interests” shall have the meaning specified in Section 10.2(c).
1.86	“Trigger Date” shall have the meaning specified in Section 10.2(c).

1.87       “Uniform System of Accounts” shall mean the Federal Energy Regulatory Commission Uniform System of Accounts prescribed for Public Utilities (Class A and Class B), as amended from time to time.

1.88       “Unit 1 Owners” shall have the meaning specified in the Recitals to this Agreement.

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1.89       “Unit 1 Ownership Share” means “Ownership Share” or “Ownership Shares” as defined in Section 1.5 of the Iatan Unit 1 Ownership Agreement.

1.90	“Unit 2” shall have the meaning specified in the Recitals to this Agreement.
1.91	“Unit 2 Debt Securities” shall have the meaning specified in Section 17.2.
1.92	“Unit 2 Owners” shall mean KCPL, Aquila, Empire, KEPCO and MJMEUC.

1.93       “Unit 2 Site” shall mean that portion of the Initial Iatan Station Site on which Unit 2 and its related facilities will be located.

1.94       “Voluntary Acquisition Election” shall have the meaning specified in Section 6.6(d).

ARTICLE II

Iatan Unit 2 Facility; Common Facilities; Creation and Adjustment of Ownership Interests Therein; Additional Units; Representations, Warranties and Covenants

2.1	Ownership Shares in Iatan Unit 2 Facility.

(a)          The Owners shall, pursuant to this Agreement, the Assignment and Assumption Agreement and, where appropriate, other instruments, take and receive title to and thereafter own the Iatan Unit 2 Facility as tenants in common, each with undivided ownership interests therein, expressed as percentages, as follows:

Iatan Unit 2 Facility Ownership Shares (with corresponding anticipated capacity entitlement based on 850 MW Net Generating Capacity)
KCPL	Aquila	Empire	MJMEUC	KEPCO
54.71% (465 MW)	18.00% (153 MW)	12.00% (102 MW)	11.76% (100 MW)	3.53% (30 MW)

For each Owner, the percentage set forth above for such Owner is herein called such Owner’s “Ownership Share.”

(b)          If the projected Net Generating Capacity of Unit 2, as reasonably determined by KCPL after the award of the contracts for the boiler island and turbine, is greater than or less than 850 MW, the Ownership Share of certain Owners shall be revised as follows: (i) MJMEUC’s Ownership Share shall be revised such that its Ownership Share equals the percentage necessary for MJMEUC to be entitled, pursuant to Sections 6.1 and 6.2 (assuming Net Generation Output is equal to the then current projected Net Generating Capacity of Unit 2), to 100 MW of capacity and associated energy from Unit 2; (ii) KEPCO’s Ownership Share shall be revised such that its Ownership Share equals the percentage necessary for KEPCO to be

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entitled, pursuant to Sections 6.1 and 6.2 (assuming Net Generation Output is equal to the then current projected Net Generating Capacity of Unit 2), to 30 MW of capacity and associated energy from Unit 2; (iii) Aquila and Empire shall have the right to retain their respective eighteen percent (18%) and twelve percent (12%) Ownership Shares, as set forth in Section 2.1(a), irrespective of the Net Generating Capacity of Unit 2; and (iv) KCPL’s Ownership Share shall be revised such that it owns the remaining Ownership Shares following the allocations of Ownership Shares to the other Owners as set forth herein. In the case of an adjustment of Ownership Shares pursuant to this Section 2.1(b), the parties shall make such balancing payments among one another such that the Cost of Construction paid by each Owner (after the netting of such balancing payments) shall equal such Owner’s Ownership Share of the total Cost of Construction incurred through the date of such balancing payments.

(c)          If, prior to the first notice from the Operator pursuant to Section 6.4, an Owner determines that it desires to reduce its Ownership Share, the amount (expressed as a percentage) by which such Ownership Share is to be reduced (the “Excess Share”) shall be allocated among the other Owners as follows: (i) first, between Aquila and Empire, in proportion to their Ownership Shares at the time of allocation, until their collective Ownership Shares equal thirty percent (30%); (ii) then, if any portion of such Excess Share remains unallocated, to KCPL, until its Ownership Share equals the percentage necessary for KCPL to be entitled, pursuant to Sections 6.1 and 6.2 (assuming Net Generation Output is equal to the then current projected Net Generating Capacity of Unit 2), to 500 MW of capacity and associated energy from Unit 2; and (iii) then, if any portion of such Excess Share remains unallocated, to KEPCO, until its Ownership Share equals the percentage necessary for KEPCO to be entitled, pursuant to Sections 6.1 and 6.2 (assuming Net Generation Output is equal to the then current projected Net Generating Capacity of Unit 2), to 50 MW of capacity and associated energy from Unit 2; and (iv) then, if any portion of such Excess Share remains unallocated, to MJMEUC, until its Ownership Share equals the percentage necessary for MJMEUC to be entitled, pursuant to Sections 6.1 and 6.2 (assuming Net Generation Output is equal to the then current projected Net Generating Capacity of Unit 2), to 100 MW of capacity and associated energy from Unit 2; and (v) if, after giving effect to this allocation process, any Excess Share remains unallocated, such Excess Share shall be allocated to KCPL. Each Owner, including KCPL, shall have the right to accept or reject all or a portion of its allocation of any Excess Share in its sole discretion. If any Excess Share remains unallocated following the process set forth in this Section 2.1(c), the Owner seeking to reduce its Ownership Share shall retain the unaccepted portion of the Excess Share and remain obligated under the terms of this Agreement for the obligations associated with such Ownership Share.

(d)          Each Owner’s Ownership Share shall be subject to adjustment from time to time as provided for in Sections 2.1, 2.3, and 6.6. The rights, titles and interests of the Owners in and to the Iatan Unit 2 Facility and any and all portions thereof, as the same may exist from time to time, shall be as provided for under this Agreement, and the covenants and obligations herein shall inure to the benefit of, and shall be binding upon their respective successors and assigns.

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2.2	Interests in Real Property and Common Facilities.

(a)          On the Closing Date, the Unit 1 Owners shall execute and deliver a ground lease in recordable form¸ the form of which is set out in Exhibit H, that grants to MJMEUC and to KEPCO certain property rights with respect to the real property on which Unit 2 and the Common Facilities are or will be located, subject to the provisions of this Agreement, and subject to any necessary regulatory or lender approval or release of any applicable mortgage indenture. KCPL will use Commercially Reasonable Efforts to obtain any necessary regulatory or lender approval or release of any applicable mortgage indenture. If KCPL fails to obtain said approvals or releases within twelve (12) months of the execution date of this Agreement, KCPL shall reimburse any affected Owner for all payments made by said Owner prior to such date with respect to amounts described in the Agreements. Such ground lease, or at the Unit 1 Owners’ discretion, a memorandum of lease with respect thereto, shall be recorded in the offices of the Recorder of Deeds for Platte County, Missouri. Such ground lease shall be subject to the restrictions and limitations expressed in this Agreement as to use or enjoyment of such easements or rights of way.

(b)          On the Closing Date, KCPL shall execute and deliver (or include in the ground lease described in Section 2.2(a)) a ground lease in recordable form that grants to the other Owners certain property rights with respect to the Nower Property, subject to the provisions of this Agreement, and subject to any regulatory and lender approval and release of any applicable mortgage indenture. Such ground lease, or at KCPL’s discretion, a memorandum of lease with respect thereto, shall be recorded in the offices of the Recorder of Deeds for Platte County, Missouri. Such ground lease shall be subject to the restrictions and limitations expressed in this Agreement as to use or enjoyment of such easements or rights of way.

(c)          On the Closing Date, each of the Owners shall execute and deliver, if required, one or more easements and rights of way in recordable form granting all other Owners the right to construct, install, operate, maintain, repair and replace, at their own cost and expense, at, on, along, over, under and across the Iatan Station Site such interconnection and transmission facilities as are described in Section 3.1 of this Agreement, subject, however, to any necessary regulatory or lender approval, release of any applicable mortgage indenture, and the restrictions and limitations expressed in this Agreement as to use or enjoyment of such easements or rights of way.

(d)          Instruments affecting the Iatan Station Site as provided in paragraphs (a) and (b) above and, if required, the easements and rights of way referred to in Article III, shall be filed of record and recorded in the offices of the Recorder of Deeds for Platte County, Missouri, in the order of precedence herein stated.

(e)          From time to time, to the extent required in the judgment of the Operator to permit the efficient and economical construction, siting, operation, or removal of Unit 2 or the Common Facilities, the Owners shall convey, if required, such other easements and other rights in the Iatan Station Site and/or the Common Facilities as the Operator may request, subject to, as necessary, regulatory and lender approval and release of any applicable mortgage indenture.

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(f)	On the Reciprocal Conveyance Date:

(i)           to the extent necessary to accomplish the ownership interests provided in Section 2.2(g) of this Agreement, the Unit 1 Owners shall execute and deliver one or more bills of sale or other instruments conveying title to the Existing Common Facilities in the appropriate undivided interest percentages at book value to the Owners and their successors and assigns, as tenants in common, subject to the provisions of this Agreement and subject to any necessary regulatory and lender approval and release of any applicable mortgage indenture (provided, however, that any Owner whose ownership interest in the Existing Common Facilities is the same percentage as the Owner’s Common Facilities Ownership Share shall not be required to transfer title to Existing Common Facilities under this Section of the Agreement); and

(ii)          the Unit 2 Owners shall, if necessary, execute and deliver one or more bills of sale or other instruments conveying title to the Common Facilities in the appropriate undivided interest percentages (as determined pursuant to Section 2.2(g)) at actual cost to the Owners and their respective successors and assigns, as tenants in common, subject to the provisions of this Agreement and subject to any necessary regulatory and lender approval and release of any applicable mortgage indenture.

(g)          The Owners shall, by paying their allocable shares of Common Facilities Upgrade costs and pursuant to the various conveying documents with respect to the Existing Common Facilities pursuant to Section 2.2(f), take and receive title to and thereafter own the Common Facilities as tenants in common, each with an undivided interest therein as determined for each Owner in accordance with the following formula and expressed as a percentage:

Each Owner’s Common Facilities Ownership Share equals the total number of net megawatts that each Owner is entitled to receive from all of the coal-fired generating units located at the Initial Iatan Station Site divided by the combined Net Generating Capacity of the coal-fired units located at the Initial Iatan Station Site. Based on the current expectations, the initial Common Facilities Ownership Shares are projected to be as follows:

Class of Property	Interests in Common Facilities
	KCPL	Aquila	Empire	MJMEUC	KEPCO
Common Facilities (based upon each Owner’s respective capacity from all units operating at the Initial Iatan Station Site)	61.45%	18.00%	12.00%	6.58%	1.97%

For each Owner, the percentage resulting from the formula set forth above for such Owner in respect of Common Facilities is herein called such Owner’s “Common Facilities Ownership Share.” Subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture, the Owners’ Common Facilities Ownership Shares shall be recalculated, in accordance with the formula set forth above, only in the following circumstances, unless otherwise agreed by all affected Owners:

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(i)           Upon the Reciprocal Conveyance Date, if the Net Generating Capacity of Unit 2 as then projected is at least five percent (5%) higher or lower than the projected Net Generating Capacity of Unit 2 used to determine KEPCO’s and MJMEUC’s Ownership Shares pursuant to Section 2.1(b), or if the Net Generating Capacity of Unit 1 has changed by at least five percent (5%) since such determination of KEPCO’s and MJMEUC’s Ownership Shares; provided, however, that such allocation shall only occur if a change in Net Generating Capacity results in a material net increase in the usage of the Common Facilities and corresponding net increase in the cost of operating and maintaining the Common Facilities. The revised Common Facilities Ownership Shares shall be used as the basis for the acquisition by KEPCO and MJMEUC of their shares of Existing Common Facilities, and any overpayment or underpayment by KEPCO and MJMEUC of costs of Common Facilities Upgrades resulting from the adjustment of their Common Facilities Ownership Shares shall be adjusted against their purchase price for the Existing Common Facilities.

(ii)          Subsequent to the Reciprocal Conveyance Date, upon any cumulative change in rated Net Generating Capacity, since the last calculation of Common Facilities Ownership Shares, of at least five percent (5%) (higher or lower) of any unit on the Initial Iatan Station Site that utilizes the Common Facilities; provided, however, that such allocation shall only occur if a change in Net Generating Capacity results in a material net increase in the usage of the Common Facilities and corresponding net increase in the cost of operating and maintaining the Common Facilities. Revised Common Facilities Ownership Shares resulting from adjustments under this subsection (ii) shall apply prospectively only (i.e., affecting responsibility for ongoing costs of operations and maintenance, capital additions, repairs, and the like, and for other liabilities relating to the Common Facilities), unless the affected parties agree otherwise.

(iii)        Upon the placement into service of any Additional Unit on the Initial Iatan Station Site that utilizes the Common Facilities and in connection with changes in Common Facilities Ownership Shares under this subsection (iii), KCPL and any party owning an interest in an Additional Unit shall be required to purchase the difference between any other Owner’s formerly determined Common Facilities Ownership Share and its newly determined Common Facilities Ownership Share, pursuant to Section 2.4(b), except to the extent that such purchase is effected by one or more other owners of the Additional Unit(s).

(iv)         Upon the retirement or abandonment of any coal-fired unit located on the Initial Iatan Station Site that utilizes the Common Facilities, the owners that have an ownership interest in the remaining coal-fired units shall purchase the Common Facilities, only to the extent they are necessary to operate the remaining coal-fired units, from the owner(s) whose Common Facilities Ownership Shares have decreased as a result of the retirement or abandonment. The purchase and sale between the owners shall take place at the depreciated original cost, plus any allowance for funds used during construction, or in the case of KEPCO or MJMEUC, capitalized interest or other similar cost component.

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(v)          As provided in Section 6.6(c) or (d), in connection with defaults under this Agreement, with transfers and/or adjustments to the Common Facilities Ownership Shares of all affected Owners being accomplished pursuant to those provisions.

(h)          The rights, title and interests of the Owners in and to the Common Facilities and any and all portions thereof, as the same may exist from time to time, shall be as provided for under this Agreement, and the covenants and obligations herein shall inure to the benefit of, and shall be binding upon their respective successors and assigns.

2.3          Adjustment Upon Transfer. Each Owner shall have the right to and may cause an adjustment of its Ownership Share and Common Facilities Ownership Share by transfer under Section 10.3 or 10.4, subject, however, to the receipt of (i) an amendment or supplement hereto reflecting such adjustment and (ii) appropriate releases of any encumbrance thereon and compliance with the provisions of any security agreement related thereto, as contemplated in Section 10.2.

2.4	Additional Units.

(a)          KCPL may, at its sole discretion, cause or permit (i) the construction and operation of an Additional Unit or Additional Units and all facilities related thereto on the Initial Iatan Station Site, and (ii) the relocation or modification of any of the facilities and property then included in Iatan Unit 2 Facility and any solely-owned facilities then located on the Initial Iatan Station Site for construction and operation of any such Additional Unit and its related facilities; provided (A) that such construction and operation will not unreasonably interfere with or materially impair the use of the facilities and property then included in the Initial Iatan Station Site or otherwise located on the Initial Iatan Station Site, or materially impair the generation output of Unit 2 or materially increase the costs of owning and/or operating Unit 2, (B) that, to the extent appropriate, proportional adjustments of the Common Facilities Ownership Shares shall be made, by the Unit 2 Owners pursuant to the formula in Section 2.2(g), to reflect the changed undivided ownership interests of the Owners in the Common Facilities and the Initial Iatan Station Site as capital transactions, subject to compliance with the applicable provisions of any related security agreement contemplated in Section 10.2 hereof, (C) that the use of the Common Facilities by any Additional Units shall not materially impair the generation output of Unit 2 or materially increase the costs of owning and/or operating Unit 2 or the Common Facilities, and (D) that all other costs thereof, including any such relocation or modification costs, are borne by the owners of such Additional Unit(s). Notwithstanding the provisions of Sections 15.6 and 15.9 of this Agreement, this Section 2.4(a) shall not be deemed to amend Section 1.8 of the Iatan Unit 1 Ownership Agreement.

(b)          Subject to any necessary regulatory or lender approval or release of any applicable mortgage indenture, the proportional adjustments to be made in such undivided ownership interests in the Common Facilities prior to the construction of any Additional Unit shall be reflected by purchases and sales (at the depreciated original cost thereof to the selling Owner, including any allowance for funds used during construction or in the case of KEPCO or MJMEUC, capitalized interest or other similar cost component) of such portions thereof as will

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result in the revised Common Facilities Ownership Shares of all Owners and the owners of such Additional Unit in the Common Facilities as determined in a manner consistent with the formula set forth in Section 2.2(g) taking into account the owners of such Additional Unit.

(c)          Subject to any necessary regulatory or lender approval or release of any applicable mortgage indenture, and if appropriate, the proportional adjustments to be made in such undivided ownership interests in the Initial Iatan Station Site, prior to the construction of any Additional Unit, shall be reflected by purchases and sales (at the depreciated original cost thereof to the selling Owner, including any allowance for funds used during construction properly recorded on the books of such seller) of such portions thereof as will adjust the Ownership Shares of the affected Owners, including the owners of such Additional Unit, in proportion to their ownership interests in the Total Gross Capacity, as related to the Initial Net Accredited Capacity, of all units including the Nominal Gross Capacity of the Additional Unit to be constructed at the Initial Iatan Station Site in proportion to (x) their resultant ownership interests in those Common Facilities applicable to all four units contemplated at the Initial Iatan Station Site, times (y) the number of units constructed at the Initial Iatan Station Site including the Additional Unit then to be constructed, divided by (z) four; provided that KCPL’s ownership interest in the Initial Iatan Station Site shall also include those portions of the Initial Iatan Station Site allocable to the remaining four units (i.e., exclusive of the existing and the Additional Unit then to be constructed) at the Initial Iatan Station Site.

(d)          It is intended that the Common Facilities for Unit 2 will not include any facilities that are exclusively for any Additional Units. Facilities that have no relation to a particular unit will not be allocated to the owners of such unit.

(e)        Notwithstanding anything in this Section 2.4, neither MJMEUC nor KEPCO shall be required to obtain an ownership interest in the Initial Iatan Station Site.

2.5          Common Facilities Additions and Retirements After the Reciprocal Conveyance Date.

(a)          The Management Committee shall cause to be made such property additions to (whether in the nature of an operating, maintenance, or capital expense) and retirements from the facilities and property constituting the Common Facilities in the ordinary course of operation and ownership of the Common Facilities as may, from time to time, be deemed by the Management Committee to be necessary or desirable. Such additions and retirements shall be set forth in the annual operating and capital budget to the extent practicable.

(b)          Each Owner shall pay for the cost of any such property addition thereto or the expenses relating to the retirement therefrom in the same percentage as its Common Facilities Ownership Share, in accordance with Article XIV. The rights, titles and interests of any Owner in and to any such property addition shall be proportionate to its Common Facilities Ownership Share.

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(c)          Upon removal or retirement of any facilities or property included in any portion of the Common Facilities and subject to compliance with the applicable provisions of any related security agreement contemplated herein, the Management Committee may either (i) divide or partition such removed or retired facilities or property, or (ii) sell or otherwise dispose of such removed or retired facilities or property and distribute the net proceeds thereof to or for the account of the Owners in proportion to their respective Common Facilities Ownership Shares.

(d)          If after the Commercial Operation Date, the Operator shall determine that, in order to fully utilize the then current Net Generating Capacity of Unit 1 and/or Unit 2 in compliance with any law, treaty, rule or regulation of the United States, the States of Missouri or Kansas or any instrumentality, agency or political subdivision of any thereof or any order or other determination of, or stipulation under the jurisdiction of, any court or administrative body of any thereof, or any determination of an arbitrator, it is necessary or advisable to construct an addition, upgrade, refurbishment or other change to the Common Facilities (any of the foregoing, an “Upgrade”) not authorized pursuant to Section 2.5(a), then the Operator shall so notify each member of the Management Committee in writing, shall develop a budget and plan for effecting such Upgrade and shall consult with the Management Committee with respect thereto. After such consultation, the Operator may proceed to construct (or contract for the construction of) such Upgrade. It shall be the obligation of the Owners to pay for the costs of such Upgrade in proportion to their Common Facilities Ownership Shares within ten (10) days of presentation of an invoice for such costs from time to time, and, upon completion thereof, the Owners’ rights, titles and interests therein shall be as provided under this Agreement.

ARTICLE III

Easements for Interconnection and Transmission Facilities

3.1          Interconnection and Transmission Facilities. Subject to the approval of the Management Committee, which shall not be unreasonably withheld, each Owner shall have the right to construct, install, own, operate, maintain, repair and replace, at its own cost and expense, at, on, along, over, under and across the Initial Iatan Station Site, such interconnection and transmission facilities as are reasonably required (i) to enable it to deliver to its own system the electric power and energy that it is entitled to receive from Unit 2, (ii) to establish interconnections between its system and the systems of others, and/or (iii) to connect separated portions of its own system facilities, provided that such solely-owned interconnection and transmission facilities shall be so installed, operated and maintained as not unreasonably to interfere with or materially impair the use of Unit 1, Unit 2, any Additional Unit, the Common Facilities, other generation facilities or any then existing facilities located on the Iatan Station Site or the ultimate full utilization of any thereof. To the extent any Owner exercises any rights under this Section, such Owner shall indemnify the remaining Owners for any liability resulting from the construction, installation, operation or retirement of interconnection and transmission facilities. Any facilities built pursuant to this Section shall be removed from the Iatan Station Site upon the retirement or abandonment of Unit 2 subject to any required RTO approval.

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3.2          Relocations and Modifications. In the event an Owner proposes to install and operate any such solely-owned interconnection and transmission facilities hereunder that would require the relocation or modification of any then existing facilities located on the Initial Iatan Station Site but would otherwise meet the requirements of this Article, such Owner shall have the right to cause such relocation or modification, provided (A) it will not materially impair the generation output of Unit 2 or materially increase the cost of owning and/or operating Unit 2 or materially impair or increase the costs of the use of any existing interconnection and transmission facilities, and (B) all costs associated with the relocation or modification are borne by such Owner.

3.3          Personal Property. All interconnection and transmission facilities installed by an Owner at its own cost pursuant to the provisions of this Article III shall be and remain the sole property of the Owner installing them; shall not be a portion of Unit 1, Unit 2, the Common Facilities, Additional Units or other generation facilities; shall, where practicable, be identified by distinctive marking as the property of such Owner; and shall be deemed and considered to be personal property in which such Owner has reserved the right to remove the same at any time.

3.4          Exclusive Right, Title and Interest. No provision hereof shall give to any other Owner or anyone claiming by, from, through or under such other Owner any right, title or interest in any such solely-owned interconnection and transmission facilities permitted by Section 3.1.

ARTICLE IV

Construction and Testing

4.1          Responsibility for Construction. Except as otherwise provided for herein, KCPL shall have sole responsibility, to be discharged in accordance with Good Utility Practice, for the planning, licensing, permitting, design, construction and testing of Unit 2 and the Common Facilities Upgrades. KCPL will use Commercially Reasonable Efforts to comply with all applicable requirements of all applicable statutes and the rules and regulations of such regulatory agencies as shall have competent jurisdiction over the planning, permitting, design, licensing, construction and testing of Unit 2. KCPL shall not be liable or responsible for any failure to perform hereunder where such failure to perform is caused by or is a result of Force Majeure. KCPL agrees that prior to making any discretionary design changes, as distinguished from design changes required for reliability purposes or by law, that are expected to increase Cost of Construction by $25 million or more, KCPL will submit said proposed change to a vote of the Management Committee.

4.2          Responsibility for Interconnection Facilities. Aquila shall be responsible for (and shall use its Commercially Reasonable Efforts to complete in sufficient time to support the In-Service Operation Date) easement acquisition, development and construction of a 161 kV double circuit transmission line loop to interconnect the Iatan Station Site to the Platte City-Stranger Creek transmission line. This will also include but not be limited to relocation of the existing Iatan to St. Joseph, Missouri 345 kV line and any other transmission modifications as

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specified by the interconnection agreement. All such facilities to be constructed by KCPL and/or Aquila are referred to herein as the “Interconnection Facilities.” KCPL will be responsible for interconnecting as specified in the interconnection agreement to the Iatan 345 kV bus for Units 1 and 2. The Aquila scope of work described herein shall be part of the Cost of Construction to the extent the costs associated with constructing the Interconnection Facilities are required by the interconnection agreement. Aquila shall coordinate all construction activities with KCPL, including transmission line and substation scope. Aquila shall not be liable or responsible for any failure to perform hereunder where such failure to perform is caused by or is a result of Force Majeure. The costs of the Interconnection Facilities, as well as any transmission credits with respect to the Interconnection Facilities, shall be allocated among the Owners in proportion to their Common Facilities Ownership Shares.

4.3          In-Service Operation Date. Subject to the terms and conditions of this Agreement, KCPL will use its Commercially Reasonable Efforts to have Unit 2 operating by the Estimated In-Service Operation Date.

4.4          Construction Power. Construction power used in connection with construction of Unit 2 shall be provided by Aquila’s St. Joseph Light and Power Division under the applicable retail rate schedules or a special contract. Notwithstanding the foregoing, however, each of the Owners shall have the option to self-supply its share of construction power to the extent permitted by law.

4.5          Site Representative. During the period from the Closing Date until a reasonable interval (not to exceed one hundred eighty (180) days) after the In-Service Operation Date, each Owner, at its expense, shall have the right to locate an employee (a “Site Representative”) at the Iatan Station Site to monitor Unit 2 construction. The Site Representative of a particular Owner may elect to be on-site either full time or part time at such particular Owner's discretion, provided such Site Representative agrees to inform the Operator of its presence on site and agrees to comply with all safety, security and other construction or operational rules and regulations applicable to personnel at the Iatan Station Site. Should an Owner desire to use a non-employee as its Site Representative, said Owner shall notify the Operator in writing of its desire to use a non-employee as its Site Representative. The written notification shall identify the individual that the Owner proposes to use as Site Representative, the company with which the non-employee is associated, the nature of the relationship between the Owner and its proposed non-employee representative and his or her company. The Operator shall have the right to reasonably reject the proposed non-employee representative, either the individual proposed to serve as Site Representative or the company with which the proposed non-employee Site Representative is associated. The Operator shall respond to an Owner’s request to use a non-employee Site Representative within thirty (30) days after receiving written notification. From the period from the Closing Date until a reasonable time (consistent with the demobilization of KCPL’s construction activities and in any event not to exceed six months) after the In-Service Operation Date, the Operator will provide, at no charge, a suitable area for trailers or other temporary space in the vicinity of other construction trailers on site, for such Owners to occupy, it being understood that Owners choosing to have a Site Representative shall be responsible for any and all costs (including utilities, employee compensation and benefits, and

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facilities) of doing so; after the In-Service Operation Date and during the life of Unit 2, the Operator will make reasonable accommodations for the Site Representative at the sole cost of the requesting Owner. The Operator will also provide the Site Representative the opportunity for reasonable access to discussions regarding the modification, operation and maintenance of the Iatan Unit 2 Facility. Each Owner shall cause its Site Representative to comply with all safety, security and other construction regulations imposed by the Operator on personnel at the Iatan Station Site. Each Owner having a Site Representative hereby agrees to indemnify, defend and hold harmless each other Owner (an “Indemnified Owner”) against, and agrees to hold each Indemnified Owner harmless from, any uninsured claims, damages, liabilities, liens, losses or other obligations whatsoever incurred or suffered by an Indemnified Owner (together with reasonable costs and expenses, including reasonable fees and disbursements of counsel relating thereto) arising out of any action, inaction or activity relating to an Owner’s Site Representative that results in liability of any sort. No Site Representative shall have the authority to direct contractor work or the Operator’s operations and shall in no way obstruct, impend, or cause delay to any work or operations on site.

4.6	Reporting.

(a)          During the construction period, from Closing through the Commercial Operation Date, the Operator shall report (monthly) on the status of construction and provide the other Owners with changes to budget and schedule on a monthly basis. Similarly, any other Owner with a project responsibility (including Aquila as provided for in Section 4.2 above) shall have the same obligation with respect to the other Owners.

(b)          During the construction period, from Closing through the Commercial Operation Date, the Operator shall make available to the other Owners copies of all monthly reports provided to the Operator from contractors and sub-contractors. Similarly, any other Owner with a project responsibility (including Aquila as provided for in Section 4.2 above) shall have the same obligation with respect to the other Owners. KCPL, and where appropriate other Owners, shall make available (and provide to Owners as requested) copies of planning studies, design and construction specifications, and contracts; and when practicable shall do so in time for Owners to comment before decisions are made.

(c)          Notwithstanding this Section 4.6, the duty to disclose documents is limited by Article XVII.

4.7          Prevailing Wage. All contracts for the construction and installation of all or any part of the Iatan Unit 2 Facility and Common Facilities Upgrades shall contain a stipulation to the effect that (1) not less than the prevailing hourly rate of wages shall be paid to all workmen performing under the contract as provided in Sections 290.210 to 290.340, RSMo (the “Prevailing Wage Act”), (2) the contractor shall forfeit as a penalty to MJMEUC (or, if MJMEUC is not a party to the construction contract, to KCPL on behalf of MJMEUC) ten dollars for each workman employed or such other statutory penalty that may be in effect, for each calendar day, or portion thereof, such workman is paid less than the stipulated rates for any work done under said contract, (3) the contractor shall, before receiving final payment, provide

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to MJMEUC (or, if MJMEUC is not a party to the construction contract, to KCPL on behalf of MJMEUC) an affidavit stating that the contractor has complied with the provisions of the Prevailing Wage Act, and (4) the contractor shall ensure that all its subcontractors also comply with the foregoing requirements. Each contractor’s and subcontractor’s bonds shall guarantee the faithful performance of these provisions.

ARTICLE V

Management and Operation of the Iatan Unit 2 Facility

5.1          Management Committee. All policies relating to the management, operation and maintenance of the Iatan Unit 2 Facility, the Common Facilities and the Iatan Station Site shall be determined and administered by a management committee consisting of two representatives of each Owner (the “Management Committee”). The Management Committee will act and operate Unit 2 in accordance with the Certificates of Public Convenience and Necessity. An appropriate corporate officer of each Owner shall designate, from time to time, its two representative members to serve on the Management Committee, at least one of whom shall be vested with decision-making authority. Such designation shall be by written notice to the other Owners. Prior to the In-Service Operation Date, the Management Committee shall meet not less often than monthly and after the In-Service Operation Date, the Management Committee shall meet not less often than quarterly, unless Owners mutually agree to change the meeting schedule. Meetings of the Management Committee may be conducted by telephone conference. To the extent possible and where appropriate, the Management Committee will coordinate the meetings of the Iatan Unit 2 Management Committee with the meeting of the Iatan Unit 1 Management Committee. The Management Committee shall approve five-year maintenance schedules and budgets, which shall be prepared on an annual basis and submitted to the Management Committee by the Operator by October 1 of each year, or as soon as practicable thereafter, as further provided in Section 6.5.

5.2	Management Committee Action.

(a)          The Management Committee shall determine and administer policies and take all other action relating to the management, operation and maintenance of the Iatan Unit 2 Facility, the Common Facilities and the Iatan Station Site by the vote of the Owners expressed through their respective representatives on the Management Committee. Each Owner shall have a vote on the Management Committee equal to its Ownership Share, in the case of decisions related to the Iatan Unit 2 Facility, and equal to its Common Facilities Ownership Share, in the case of decisions related to the Common Facilities or the Iatan Station Site. Except as specified in Section 5.5(d), the vote of an Owner or Owners whose Ownership Shares or Common Facilities Ownership Shares (as applicable) constitute a simple majority shall be necessary and sufficient for action to be taken by the Management Committee.

(b)          With regard to annual budgets (both (i) operation and maintenance and (ii) capital), should a Management Committee vote on either budget yield the result of KCPL “for” and all other Owners “against,” each Owner voting against shall have ten (10) business days to

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submit in writing its concerns with KCPL’s budget proposal and what modifications it would recommend to make the proposed budget acceptable. KCPL shall review these recommendations. After consideration KCPL will either submit a revised budget, or inform the Owners that the previously submitted budget will become effective. Should a revised budget be submitted, KCPL will convene the Owners via telephone or e-mail for a vote of the Management Committee on the revised budget. This process will only be completed once in a budget year.

(c)          Except for the rights contained in Section 3.1 of this Agreement, the Management Committee shall have the right, in its sole discretion, to prevent any lessee from taking any action as a result of its leasehold right to possession of any portion of the Unit 2 Site or the Nower Property.

(d)          The Management Committee shall not have authority to modify or take any action inconsistent with any provision of this Agreement. Any cost or expense incurred by an Owner’s Management Committee representative in connection with duties of such representative shall be borne and paid by the Owner represented by the representative.

5.3	Operator.

(a)          Each Owner hereby authorizes KCPL to act (and KCPL agrees to act) as the exclusive operator to perform (in such capacity, the “Operator”), through KCPL’s own employees, agents, servants and contractors, all such functions (including, without limitation, the entry into contracts for the benefit of the Owners) as may be required for the actual design, permitting, development, procurement, construction, operation and maintenance of the Iatan Unit 2 Facility, the Common Facilities and the Iatan Station Site, subject, however, to the direction and control of the Management Committee. The Operator shall at all times perform its duties in accordance with Good Utility Practice; provided, however, and notwithstanding any other provision in this Agreement to the contrary, the Operator shall not be liable to any other Owner for any loss, cost, damage or expense incurred by such Owner as a result of any action or failure to act by the Operator unless the Operator’s action or failure to act is determined to have been gross negligence or willful misconduct. Each Owner understands and agrees that the Operator shall have the sole discretion to manage its employees, agents, servants, and contractors on a day-to-day basis to accomplish needed work in the normal course of business. The Operator shall be responsible for the administration and enforcement of all contracts relating to the construction, ownership and operation of the Iatan Unit 2 Facility and Common Facilities; provided, however, that when requested by the Operator, the other Owners shall reasonably assist the Operator with these responsibilities. Although the Operator shall not be entitled to a management fee under this Agreement, each Owner shall pay its proportionate share of the Operator’s total reasonable costs, including administrative overhead and taxes, incurred while performing its duties as Operator for Unit 2 in proportion to the Owners’ Ownership Share and for the Common Facilities in proportion to the Owners’ Common Facilities Ownership Shares as set forth in the Accounting Manual attached hereto as Exhibit J.

(b)          Upon written notice to the Operator, the Owner with the next greatest Ownership Share which has the financial capability to act as Operator may, at its option,

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forthwith become, and assume the duties of, Operator hereunder in the stead of the existing Operator if at such time (i) the Management Committee has not elected a new Operator from among the Owners of Unit 2; (ii) either (A) the Operator shall have filed a petition commencing a voluntary bankruptcy case under Section 301 of Title 11 of the United States Code (the “Bankruptcy Code”) or shall have had filed against it a petition commencing an involuntary bankruptcy case under Section 303 of the Bankruptcy Code and such involuntary petition shall remain undismissed for a period of ninety (90) days, or KCPL’s or any other Owner’s Ownership Share shall have been seized and held by any governmental authority having jurisdiction (any of the foregoing, an “Insolvency or Seizure”) or (B) the Operator is in Default under Section 6.6 and such Default has not been cured within the applicable cure period; and (iii) such other Owner is not then the subject of an Insolvency or Seizure. KCPL shall automatically be redesignated and assume the full functions of Operator upon emerging from or otherwise curing the Insolvency or Seizure or Default that gave rise to KCPL’s removal as Operator. The Operator acting during any Insolvency or Seizure or Default of KCPL shall not have the right or power to replace the then current plant personnel with the acting Operator’s employees so long as KCPL’s plant personnel continue to work productively and in sufficient numbers to maintain Unit 2’s and the Common Facilities’ operations without material impairment; in such event Owners shall continue to pay to KCPL the Owners’ proportionate shares of the costs associated with such plant personnel as though KCPL were continuing to act as Operator. The acting Operator shall abide by, and shall not violate, any provision of any collective bargaining agreement KCPL has entered into with its employees; nor shall the acting Operator take any action that will materially impair the generation output or materially increase the cost of owning and/or operating any generation asset owned by KCPL. The acting Operator shall be responsible for the administration and enforcement of all existing contracts relating to the construction, ownership and operation of the Iatan Unit 2 Facility, the Common Facilities and the Iatan Station Site; provided, however, that when requested, the other Owners shall reasonably assist the acting Operator with these responsibilities, and KCPL will assist the acting Operator in any manner reasonably requested.

(c)          Contracts covering design, engineering, procurement, construction and installation of all or any part of the Iatan Unit 2 Facility and/or the Common Facilities Upgrades and all other contracts relating to procurement, operation and maintenance, including contracts for the acquisition of materials, inventories, supplies, spare parts, equipment, fuel or services, shall be executed solely by the Operator. Each Owner shall be severally and not jointly liable for its Ownership Share and/or Common Facilities Ownership Share of all amounts payable under all such contracts, including taxes. In the event that any Owner advances a proportion of any such funds in excess of its Ownership Share and/or Common Facilities Ownership Share under any such contract, such Owner shall have a right of contribution from each Owner that has made payments that are proportionately less than its Ownership Share and/or Common Facilities Ownership Share.

(d)          The Operator shall have the authority and responsibility to execute and, where appropriate, will make coordinated filings with all regulatory agencies having jurisdiction, of all such applications, amendments, reports and other documents and filings as shall be required in or in connection with the licensing and other regulatory matters with respect to the

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Iatan Unit 2 Facility and the Common Facilities; provided, however, that each Owner shall be responsible for obtaining all required approvals and authorizations relating to its participation in the Iatan Unit 2 Facility and the Common Facilities and to its performance of this Agreement.

(e)          The Operator shall give prompt notice to each of the other Owners of all material claims instituted or threatened against the Operator or any Owner, or any litigation initiated by the Operator relating to the construction, ownership or operation of the Iatan Unit 2 Facility and/or the Common Facilities. If requested by any Owner, the other Owners agree to enter into a joint defense agreement with terms and conditions sufficient to preserve (to the extent permitted by applicable law) the attorney-client privilege and/or work product protections for shared information and cooperation in connection with any such claim. The Owners shall cooperate in the defense or prosecution of any such claim. All decisions in connection with any legal actions shall be made by the Management Committee.

(f)           In performing its responsibilities, as set forth herein, the Operator shall (i) carry out the provisions of this Agreement in accordance with Good Utility Practice and may not enter into transactions with its affiliates unless the terms of such agreements are at least as favorable to the Owners as those that would be negotiated between unrelated third parties in a similar agreement, and (ii) use its Commercially Reasonable Efforts to secure, administer and enforce contracts for the construction of the Iatan Unit 2 Facility and Common Facilities Upgrades in a manner to achieve Commercial Operation in accordance with a completion schedule and budget established by, and as amended from time to time by, the Management Committee, and (iii) provide the Owners with their proportionate benefits, or the monetary equivalent thereof, received by the Operator that arise from or are associated with costs paid by the Owners hereunder. The Operator shall also consult with the Owners with respect to any anticipated material delays in the completion schedule or increases in the construction budget. In no event shall any failure by the Operator to follow Good Utility Practice give any Owner cause for a private cause of action, unless such failure constitutes gross negligence or willful misconduct.

(g)          Operator shall, except as otherwise provided in Article XVII, furnish to any Owner such information and copies of such documents and records as such Owner may reasonably request from time to time concerning any aspect of the construction, ownership and operation of the Iatan Unit 2 Facility and the Common Facilities to the extent they impact Unit 2. Should the Operator deem that the request for information is unreasonable, the Operator shall provide access to such information and the requesting Owner shall be allowed to bring in such copying equipment as necessary to make such copies as the Owner desires. Said Owner shall be solely responsible for the costs associated with such reproduction effort, including the Operator’s personnel assigned to ensure that the originals are not damaged, lost or misfiled throughout this process.

(h)          After the In-Service Operation Date, the Operator shall provide monthly reports to the Owners on fuel supply, operation and maintenance, environmental status or issues, monthly or quarterly Continuous Emission Monitoring System data and allowance consumption data.

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(i)           The Operator will act and operate Unit 2 in accordance with the Certificates of Public Convenience and Necessity.

5.4	Unit 2 Facility Additions and Retirements.

(a)          The Management Committee shall cause to be made such property additions to (whether in the nature of an operating, maintenance, or capital expense) and retirements from the facilities and property constituting the Iatan Unit 2 Facility in the ordinary course of operation and ownership of the Iatan Unit 2 Facility as may, from time to time, be deemed by the Management Committee to be necessary or desirable. Such additions and retirements shall be set forth in the annual operating and capital budget to the extent practicable. Each Owner shall pay its proportionate share of costs associated with any such property additions or retirements.

(b)          Each Owner shall pay for the cost of any such property addition thereto or the expenses relating to the retirement therefrom in the same percentage as its Ownership Share, in accordance with Article XIV. The rights, titles and interests of any Owner in and to any such property addition shall be proportionate to its Ownership Share.

(c)          Upon removal or retirement of any facilities or property included in any portion of the Iatan Unit 2 Facility and subject to compliance with the applicable provisions of any related security agreement contemplated herein, the Management Committee may either (i) divide or partition such removed or retired facilities or property, in which case each Owner shall be responsible for the disposition thereof at its own cost, or (ii) sell or otherwise dispose of such removed or retired facilities or property and distribute the net proceeds thereof to or for the account of the Owners in proportion to their respective Ownership Shares.

5.5	Damage, Destruction or Condemnation.

(a)          If a portion of Unit 2 should be damaged, destroyed or condemned, the Management Committee shall vote on whether to repair, restore or reconstruct the damaged, destroyed or condemned facilities.

(i)           If the Management Committee shall elect to repair, restore, or reconstruct Unit 2 and the estimated cost of doing so is less than or equal to $650,000,000 (as adjusted for inflation from the Closing Date based on the Implicit Price Deflator for Gross Domestic Product (with year 2000 = index number 100), published quarterly by the Bureau of Economic Analysis of the United States Department of Commerce or, if no such data is published by such bureau, such successor or replacement index as may be reasonably selected by the Management Committee) in excess of the insurance proceeds available for repair, restoration or reconstruction, the Owners shall apply their Ownership Shares of Unit 2 insurance proceeds and shall fund their respective Ownership Shares of the additional costs of repair, restoration or reconstruction. Such repair, restoration or reconstruction shall be managed by KCPL in the same manner, and subject to the same terms, as the original construction of Unit 2 hereunder.

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(ii)          If the Management Committee shall elect to repair, restore, or reconstruct Unit 2 and the estimated cost of doing so is greater than $650,000,000 (as adjusted for inflation from the Closing Date based on the Implicit Price Deflator for Gross Domestic Product (with year 2000 = index number 100), published quarterly by the Bureau of Economic Analysis of the United States Department of Commerce or, if no such data is published by such bureau, such successor or replacement index as may be reasonable selected by the Management Committee) in excess of the insurance proceeds available for repair, restoration or reconstruction, the Owners voting to repair, subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture, may then purchase the dissenting Owners’ Ownership Shares at the depreciated original cost, including allowance for funds used during construction, or in the case of KEPCO or MJMEUC, capitalized interest or other similar cost component, minus the Owner’s pro-rata share of any Unit 2 insurance proceeds, plus the dissenting Owner’s outstanding prepaid Ground Lease rental payments, if any. If multiple Owners elect to purchase the dissenting Owners’ Ownership Shares, said shares shall be sold pro rata based on the purchasing Owners’ then-current Ownership Shares, unless they agree on a different method of allocation. If the Owners favoring repair do not purchase the dissenting Owner’s share at the above-described price, then the dissenting owner may either (A) forfeit its share and receive its pro-rata share of any insurance proceeds or (B) contribute its pro-rata share of the insurance proceeds and remain an Owner at a reduced Ownership Share.

(b)          If (i) all or any part of the Common Facilities shall be damaged, destroyed or condemned; and (ii) (A) Unit 1 or one or more Additional Units is then operating or, following repair, restoration or reconstruction of the Common Facilities and/or such unit or units, would be capable of operating, or (B) Unit 2 has not been damaged, or the Management Committee has elected to repair, restore or reconstruct Unit 2, then it shall be the obligation of the owners of such unit or units that are operating or capable of operating (“Operable Unit(s)”) to repair, restore or reconstruct the damaged, destroyed or condemned Common Facilities and to pay the costs thereof in proportion to their ownership interests in such Operable Unit(s).

(c)          In the event that all or any part of the Common Facilities shall be damaged, destroyed or condemned and they will not be repaired or reconstructed pursuant to Section 5.5(b) above, the proceeds from any insurance or condemnation award related to the Common Facilities shall be distributed to or for the account of such Owners in proportion to their Common Facilities Ownership Shares, and the remaining facilities shall be disposed of by the Owners in a manner as may then be mutually agreed by them and the net proceeds therefrom shall be distributed to or for the account of the Owners in proportion to their Common Facilities Ownership Shares, all subject to the liens of any encumbrance and the provisions of any related security agreement contemplated in Section 10.2. If all or a portion of the Common Facilities are rebuilt, but the Owners have determined that Unit 2 will not be rebuilt, then the Owners agree that the insurance proceeds derived from any casualty or loss shall be used to reconstruct the Common Facilities, and shall be applied to the extent the Common Facilities are used to serve Unit 1 or any Additional Unit. In such event, the Unit 1 Owners (if Unit 1 shall be the sole remaining unit), or the owners of the remaining operating coal-fired units shall purchase the Common Facilities, subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture and only to the extent they are necessary to operate the remaining

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coal-fired units, from those Owners that will no longer have an ownership interest in any remaining coal-fired units on the Initial Iatan Station Site at a purchase price equal to the depreciated original cost, plus any allowance for funds used during construction or in the case of KEPCO or MJMEUC, capitalized interest or other similar cost component.

(d)          Unless approved by a majority of the Management Committee other than the Operator, the Operator shall not sell or otherwise dispose of any facilities pursuant to this Section 5.5 to an affiliate except for a cash price equal to the fair market value of such facilities or property as determined by an independent appraisal.

(e)          If the Management Committee determines not to repair, restore or rebuild any damage to Unit 2, then the Owners shall be pro-rata responsible for removal costs necessitated by the damage to Unit 2, which may be paid out of proceeds from the Unit 2 insurance.

ARTICLE VI

Capacity and Energy Entitlements; Financial Obligations; Access to Information;

Defaults; Emissions Allowance Credits; Regional Transmission Organizations

6.1          Capacity Entitlement. Subject to the other terms and conditions of this Agreement, each Owner shall be entitled to the electrical capacity of Unit 2 (as determined from time to time by the Operator and applicable rules of the reliability region, but not in excess of that then permitted by law) in proportion to its Ownership Share at such time, and it hereby acknowledges that it has no right to any capacity in excess of such amount.

6.2          Energy Entitlement. Subject to the other terms and conditions of this Agreement, each Owner (a) shall be entitled at any time to schedule and have the right to receive electrical energy from Unit 2 at a rate not in excess of its Ownership Share of the Net Generation Output of electrical energy of Unit 2 and (b) if so requested in writing by the Operator, shall schedule and receive energy from Unit 2 at a rate not less than its Ownership Share of the Minimum Operable Capacity of Unit 2 (as determined by the Operator, but not less than that then permitted by law) at such time. Net Generation Output of Unit 2 shall be measured at the metering point for interconnection as defined by the SPP.

6.3          Test Energy. Each Owner shall be entitled to all available test energy generated by Unit 2 in proportion to such Owner’s Ownership Share at such time. Regardless of whether an Owner accepts or receives any such test energy, each Owner shall be responsible for its Ownership Share of any costs, expenses or penalties resulting from the generation of test energy attributable to the Owner’s participation in any regional transmission organization or power pool that oversees or controls the dispatch of the Owner’s capacity and energy from Unit 2, including, but not limited to, energy imbalance charges and/or credits, uninstructed deviation penalties, less charges and uplift charges and/or credits.

6.4          Financial Obligations. On or after the Closing Date and within ten days of receipt of invoice from the Operator, each Owner (other than KCPL) shall pay its Ownership Share of

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the Cost of Construction incurred by KCPL as of the Closing Date, plus any interest charges or accumulated allowance for funds used during construction with respect to Cost of Construction incurred as of the Closing Date, all as reflected on said invoice. Thereafter, each Owner shall pay in accordance with the Construction Period Cash Flow Memorandum or the Operating Period Cash Flow Memorandum (as applicable) unless otherwise provided.

For the purposes of this Section 6.4, except as otherwise provided, expenditures shall not be deemed to include (i) interest charges on borrowed funds, income taxes, and property, business and occupation taxes of each Owner, which shall be borne entirely by such Owner, and (ii) depreciation, amortization and allowances for funds used during construction.

6.5	Access to Information.

(a)          Subject to Article XVII and pursuant to Section II of the Accounting Manual, each Owner shall have the right to inspect and audit the books and records of the Operator as they relate to the charges surrounding the Iatan Unit 2 Facility and Common Facilities. KCPL or the Operator shall keep complete and accurate records regarding Cost of Construction and Cost of Operation of Unit 2 and Common Facilities and will make available for Owners’ inspection and audit all records regarding Cost of Construction and Cost of Operation of Unit 2 and Common Facilities sufficient to allow Owners to determine that such costs and expenditures imputed to Unit 2 or the Common Facilities by KCPL under this and other ancillary agreements are accurate.

(b)          The Operator shall make Commercially Reasonable Efforts to provide operating, maintenance, and capital budgets to each Owner for the upcoming five-year period by October 1 of each year, or as soon as practicable thereafter.

(c)          To the extent reasonably practicable, by October 1 of each year, the Operator shall provide a schedule of planned maintenance outages to the Owners. Changes to such schedule shall be provided to the Owners, to the extent reasonably practicable, at least six (6) months prior to a scheduled outage. The Operator shall communicate as soon as practicable any changes to the outage schedule that occur within the six-month window, and the Operator will make a reasonable effort to minimize the impact of the change on all of the Owners.

(d)          In addition to the foregoing, the Operator shall notify the Owners in a timely manner of all significant events the Operator deems material to the construction and/or operation of Unit 2 and/or the Common Facilities.

6.6	Default.

(a)          Prior to the In-Service Operation Date, an Owner shall be in default if such Owner should:

(i)           fail or be unable, for any reason whatsoever, within ten (10) days following written notice of delinquency to such Owner by the Operator, to make or cause to be made any payment owing hereunder for or on account of the construction of the Iatan Unit 2

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Facility or the Common Facilities Upgrades, provided, however, that the Operator will first draw on such Owner’s letter of credit provided under Section 8.1(d), and if sufficient funds are available under the letter of credit, then the draw shall be deemed to cure the payment breach without further action on the part of the Owner so long as the amount available for drawing under such letter of credit is replenished to the amount required under Section 8.1(d) within ten (10) days of each such drawing;

(ii)          be in breach of any other obligation hereunder (“Non-Financial Default”) for a period of ten (10) days or more after notice thereof by the Operator or, if the Operator is in breach, by any other Owner; provided, however, such Owner or Operator will not be in default for a Non-Financial Default which does not materially affect the other Owners or construction of Unit 2 or the Common Facilities Upgrades, if the Owner or Operator makes diligent and continuous efforts to cure the breach and cures the breach within thirty (30) days of the notice of Non-Financial Default;

(iii)         admit in writing its inability to pay its debts generally as they become due or shall make a general assignment for the benefit of its creditors, or shall consent to the appointment of a receiver for the whole or any part of its utility assets; or shall be subject to an Insolvency or Seizure; or an adjudication order, judgment or decree shall be entered by any court or regulatory body of competent jurisdiction appointing, without such Owner’s consent, a receiver for the whole or any substantial part of its assets and such adjudication order, judgment, decree, or order shall not be vacated or set aside or stayed within ninety (90) days after the entry thereof; or

(iv)         be in default, under any mortgage, deed of trust, or other instrument under which a lien or other security interest has been granted or will be acquired in all or any part of such Owner’s ownership interest in the Iatan Unit 2 Facility if such default has not been waived by the affected creditor or cured within the applicable period for such default under such mortgage, deed of trust or other instrument. This provision shall not apply to KEPCO to the extent that KEPCO is then a borrower of RUS or RUS then guarantees or insures any loan to KEPCO.

(b)          After the In-Service Operation Date, an Owner shall be in default if such Owner should fail or be unable, for any reason whatsoever, within ten (10) days following notice of delinquency to such Owner, to make or cause to be made any payment due hereunder or shall fail to provide the required Emission Allowances pursuant to Section 6.8.

(c)          If, prior to the In-Service Operation Date, any Owner is in default pursuant to Section 6.6(a), then the Operator shall provide written notice thereof to all of the Owners. Such notice shall set forth in reasonable detail the name of the defaulting Owner, any amounts unpaid, and the date of such default. Within ten (10) days of receipt of such notice, each non-defaulting Owner may, by written notice to the other Owners, elect to fund all or a portion of the defaulting Owner’s share of the costs to complete construction of the Iatan Unit 2 Facility and Common Facility Upgrades in exchange for an increase in its Ownership Share pursuant to this Section 6.6(c). If multiple non-defaulting Owners so elect, the portions they fund shall be

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allocated pro rata based on their then-current Ownership Shares, unless they agree on a different allocation. If the defaulting Owner is in payment default under Section 6.6(a)(i) and if voluntary elections are not sufficient to fully cover the defaulting Owner’s payment obligations, all non-defaulting Owners shall be required to fund their pro-rata shares based on their then-current Ownership Shares, unless they agree on a different allocation. The defaulting Owner’s remaining Ownership Share in the Iatan Unit 2 Facility (and its corresponding entitlements to capacity and energy) shall, upon implementation of this Section 6.6(c), be irrevocably limited to the percentage thereof as is equal to the ratio of (a) the payments made by the defaulting Owner to (b) one hundred twenty-five percent (125%) of the total Iatan Unit 2 Facility construction expenditures of the Owners, exclusive of any allowance for funds used during construction and upon completion of the Iatan Unit 2 Facility the defaulting Owner shall remain subject to each of the provisions of this Agreement with respect to its reduced Ownership Share therein. The respective Ownership Shares (and their respective entitlements to capacity and energy) and the Common Facilities Ownership Shares of all affected Owners shall adjust automatically and proportionately to reflect the defaulting Owner’s decreasing Ownership Share and the non-defaulting Owners’ increasing Ownership Shares as and to the extent that additional construction expenditures are made or caused to be made by each non-defaulting Owner for completion of the Iatan Unit 2 Facility and the Common Facility Upgrades. If an Owner remains in default under Section 6.6(a) for a period of three consecutive calendar months, (i) the Operator may (but shall not be obligated to) cease making further demands on such defaulting Owner and (ii) the Ownership Share of such defaulting Owner shall continue to be irrevocably reduced as provided in this paragraph. Any defaulting Owner under this Section 6.6(c) shall forthwith, and without further demand, execute and deliver to KCPL for filing in the Recorder of Deeds for Platte County, Missouri, such conveyances, termination agreements, or other documentation or instruments as KCPL deems reasonably necessary and appropriate, including any instrument as may be appropriate to fully convey and vest in the remaining Owners the revised Ownership Shares in Unit 2 and/or Common Facilities, free and clear of all liens, claims, and encumbrances except as otherwise provided by this Agreement, together with such assignments and other releases or certificates as may be necessary to accomplish a reallocation of the Ownership Shares under this Agreement and any ancillary agreement.

(d)          If on or after the In-Service Operation Date, any Owner is in default pursuant to Section 6.6(b), upon written notice by the Operator to such defaulting Owner, such Owner shall not be entitled to schedule or receive any energy from Unit 2 during the continuance of such default; and during the remaining period of any such default (i) the defaulting Owner’s energy shall be sold by the Operator to pay the defaulting Owner’s allocation of the monthly operating costs, including the cost of Emission Allowances, of the Iatan Unit 2 Facility. In the event that such energy sales result in revenues in excess of the defaulting Owner’s arrearage, the Operator shall return to the defaulting Owner ninety percent (90%) of such excess revenues net of projected or actual taxes owed or expected as a result of exercising this remedy. The Operator shall retain the remaining excess revenues as an administrative fee. The Operator shall not be liable for any failure to maximize the revenues from such energy sale or to account to the defaulting Owner therefor. In the event that either the revenue from such sales is less than the defaulting Owner’s arrearage for more than three (3) consecutive months, or the defaulting Owner remains in default for more than three (3) consecutive months (during which time a

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defaulting Owner may cure the default), then the defaulting Owner shall offer to sell, subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture, its Ownership Share to KCPL at depreciated original cost plus allowance for funds used during construction (or as to KEPCO or MJMEUC, its capitalized interest or other similar cost component), along with its proportionate interest in the Common Facilities (“Defaulted Shares”). Should KCPL elect not to acquire all of the Defaulted Shares, the other non-defaulting Owners may, subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture, elect to acquire the Defaulted Shares of the defaulting Owner in proportion to their respective Ownership Shares at the defaulting Owner’s depreciated original cost plus allowance for funds used during construction (or as to KEPCO or MJMEUC, its capitalized interest or other similar cost component), each of which shall be defined as a “Voluntary Acquisition Election” under this Agreement Succeeding Voluntary Acquisition Elections for any remaining Defaulted Shares may continue until no Defaulted Shares remain. To the extent Defaulted Shares remain after all Voluntary Acquisition Elections, the non-defaulting Owners will be required to acquire the remaining Defaulted Shares pro-rata according to their respective Ownership Shares prior to the default, subject to any necessary regulatory or lender approval and release of any applicable mortgage indenture. The non-defaulting Owners shall not be obligated to accept a cure of a default by a defaulting Owner under this subparagraph (d) after the defaulting Owner has been in default for three consecutive months. If one year elapses after the date the Operator initially sells a defaulting Owner’s energy to pay the defaulting Owner’s allocation of monthly operating expenses and the defaulting Owner remains in default pending the sale of its Defaulted Shares, or otherwise, the non-defaulting Owners shall be required to sell, or use the defaulting Owner’s energy for their own account in proportion to their respective Ownership Shares, provided such Owners pay the corresponding proportion of operating and capital costs.

(e)          Nothing in Section 6.6(c) or 6.6(d) is intended to relieve, or shall relieve, a defaulting Owner of its liability for the default, and the exercise by the non-defaulting Owner or Owners of any rights provided for in this Section 6.6 (including rights that reduce the Ownership Share of the defaulting Owner or permit the non-defaulting Owner or Owners to use the capacity and energy entitlements of the defaulting Owner) shall be considered only in mitigation of the damages, and not liquidated damages, due the non-defaulting Owner or Owners for which the defaulting Owner shall be and remain liable until paid, together with interest thereon at a rate equal to one hundred twenty-five percent (125%) of each non-defaulting Owner’s rate of accrual of (i) allowance for funds used during construction, (ii) interest during construction, or (iii) other similar cost component regularly used by such non-defaulting Owner, each as applicable during such period.

(f)           In the event of default under Section 6.6, each Owner grants, covenants and agrees that the non-defaulting Owners shall have a lien on the defaulting Owner’s tenant in common interest, right to production, and any leasehold interest such defaulting Owner may have in the Unit 2 Site and Common Facilities. In addition, any Owners that possess an ownership interest in the Iatan Station Site shall have a right, in their discretion, to require any defaulting Owner that has a leasehold interest in the Iatan Station Site to execute and deliver an executed leasehold mortgage, in recordable form, and subject to such terms as the Owners

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possessing an ownership interest in the Iatan Station Site may reasonably require as a precondition to the grant of any leasehold interest in any portion of the Iatan Station Site.

(g)          In the event that any dispute exists between or among the Owners or the Operator with respect to the payment or performance of any obligation of an Owner or the performance of the Operator under this Agreement, such Owner shall tender payment or performance as demanded by the Operator or any other Owner under protest and reservation of rights without waiving such Owner’s rights thereafter to initiate arbitration proceedings to resolve such dispute.

6.7	Emission Allowances.

(a)          Each Owner shall purchase or otherwise provide Emission Allowances to the Unit 2 Allowance account as set forth in Sections 6.8 through 6.14 (the “Allowance Contribution”), below, it being recognized that the term “allowance account,” may encompass more than one such account, each for a different pollutant for which Allowances are required by governmental agencies. In the event that a governmental agency allocates any Emission Allowances to Unit 2, such new Emission Allowances will be accounted for on an annual basis and consumed as needed for the operation of Unit 2. Any Allowances allocated by a governmental agency for an annual period (or other control period during that year, as applicable) that are not consumed during the year of allocation shall be apportioned among the Owners based on the difference between what was allocated to each Owner and what was consumed by such Owner. Any costs associated with such new Emission Allowances shall be borne by the Owners in proportion to their Ownership Shares, unless otherwise allocated to the Owners by the governmental agency.

(b)          The Owners hereby appoint KCPL, in its capacity as Operator to be the Designated Representative for Unit 2, as that term is defined under 40 C.F.R. § 72.2 and other currently and subsequently applicable regulations, which, for the duration of this appointment, and except as otherwise provided in this Agreement, will be responsible for complying with the Emission Allowance programs applicable to Unit 2 and have full powers of disposition over the Emission Allowances in the Unit 2 Allowance account; provided, however, that such appointment will in no way affect the responsibility of each Owner to comply with all requirements under applicable law and this Agreement pertaining to that Owner’s participation in the Iatan Unit 2 Facility and the Common Facilities, including, without limitation, the indemnity obligations of said Owner pursuant to Section 11.5 hereunder.

6.8	Quarterly Allowance Requirement, Initial Share, and Allowance Contribution.

(a)         The Operator shall provide each Owner on a quarterly basis a copy of the emissions data submitted to the U.S. Environmental Protection Agency (“EPA”) (or other authorized agency, if applicable) pursuant to the Acid Rain Program established under Title IV of the Clean Air Act Amendments of 1990 (or pursuant to another currently or subsequently applicable Emission Allowance program) unless an Owner waives this requirement pursuant to

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40 C.F.R. § 72.21(d)(2) with respect to the Acid Rain Program (or other analogous regulation with respect to another currently or subsequently applicable Emission Allowance program).

(b)          By November 5th of each year, the Operator shall notify each Owner of its projected proportionate share (based on net megawatt hours taken by each Owner) of emissions from Unit 2 for the fourth quarter of such year (“Emissions Projection”). Within fifteen (15) days after the end of each calendar quarter, the Operator shall notify each Owner of its proportionate share of the actual emissions from Unit 2 for the calendar quarter just ended (“Actual Emissions”).

(c)          Within thirty (30) days of receipt of the Emissions Projection (in the case of the fourth quarter of each year) or the statement of Actual Emissions (in the case of the first three quarters of each year), each Owner other than KCPL shall provide its proportionate share of Emission Allowances for the calendar quarter covered by such projection or statement.

(d)          With respect to the fourth calendar quarter of each year, to the extent an Owner’s Emissions Projection exceeded its Actual Emissions (“Excess Allowances”), an Owner would be entitled to a refund or could leave its Excess Allowances in the Unit 2 account to be credited against the following quarter’s emissions. To the extent an Owner’s Actual Emissions exceeded its Emissions Projection, an Owner shall provide the Operator with sufficient Emission Allowances to cover the shortfall within thirty (30) days of such notice of Actual Emissions.

(e)          Any Owner that is also a Unit 1 Owner may fulfill its obligations to provide Allowances for Unit 2 hereunder by a reallocation of Allowances from Unit 1 to Unit 2, provided such reallocation is permitted by and effected in compliance with applicable law and provided such reallocation does not result in insufficient Allowances being available from such Owner for Unit 1.

(f)           Anything to the contrary in subsections (a) through (e) above notwithstanding, to the extent that any emissions are regulated under a program that requires Allowances to be in place on a calendar cycle that is not consistent with such subsections, the Operator shall provide notice to the other Owners at least sixty (60) days prior to any relevant compliance deadline and the Owners shall purchase or otherwise provide their allocable shares of any required Allowances at least thirty (30) days prior to the relevant compliance deadline. If the provision of Allowances is required in advance of the end of the applicable operating period or as soon after the applicable operating period that the Operator determines it is not feasible to base the allocation of Allowances on the Owners’ actual energy usage, the Owners’ allocable shares shall initially be based on their Ownership Shares, with a subsequent true-up based on the net megawatt hours taken by each Owner during the applicable operating period; otherwise, the allocable shares shall be based on the net megawatt hours taken by each Owner during the applicable operating period.

6.9          Annual Adjustment of Allowance Contribution. Each Owner’s allocation of Allowances in Unit 2’s Allowance account shall be reduced upon EPA’s (or other authorized agency’s) annual deduction of Allowances from Unit 2’s Allowance account pursuant to 40

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C.F.R. § 73.35, or other subsequently or currently applicable regulations, in an amount equal to its allocated share of Unit 2’s Allowances for the year or other control period. To the extent that an Owner’s Allowance allocation for the year just concluded exceeded its required share of Unit 2’s Emission Allowances, such excess Allowances shall be credited to that Owner’s Allowance Allocation for the current year.

6.10       Excess Allowances. An Owner may direct the Operator at any time to file a request with applicable governmental agencies to transfer Allowances from a given year’s subaccount within Unit 2’s Allowance account to an account designated by such Owner. Notwithstanding the foregoing, however, there shall be no obligation on the part of the Operator to file a request for transfer if such transfer will result in the failure of Unit 2 to meet its Allowance requirements.

6.11       Procedures for Transferring Allowances; Compliance Use Dates. All Allowance transfers required or authorized by this Article shall be effected in accordance with procedures specified by EPA (or other government agencies with jurisdiction over such transfers) under EPA’s Allowance Tracking System established pursuant to 40 C.F.R. Part 73, Subpart C (or analogous provisions of other currently or subsequently applicable Allowance programs). An obligation hereunder to transfer or acquire Allowances required for a given calendar year or other control period shall be deemed satisfied only if the Allowances transferred to the Unit 2 account bear a compliance-use date (as such term is currently defined in 40 C.F.R. § 72.2 or any currently or subsequently applicable regulations) for such year or control period (or any earlier year or control period).

6.12       Restrictions on Allowance Transfers to Cover Excess Emissions. The Operator shall not authorize the transfer of any Allowances supplied by an Owner from the Iatan Unit 2 account to the account of any other unit to cover excess emissions at such other unit pursuant to 40 C.F.R. § 73.35(b) or any currently or subsequently applicable regulations, or for any purpose (other than an Owner’s exercise of its rights under Section 6.10), without the prior approval of such Owner.

6.13       Acquisition of Allowances by Operator, Reimbursement of Costs. In the event that any Owner has failed to supply its Annual Allowance Contribution by the deadlines established under Sections 6.8 (c), (d), and (f) of this Agreement, the Operator shall provide notice thereof to such Owner. If such Owner does not provide its Allowance Contribution by February 15th of the year immediately subsequent to the year in which the emission occurred (or at least thirty (30) days prior to any deadline contemplated in Section 6.8(f)), the Operator may attempt to acquire Allowances to cover the shortfall. The costs incurred by the Operator to acquire Allowances pursuant to this Section 6.13 (including commercially reasonable brokerage fees) shall be reimbursed by such deficient Owner within ten (10) days after receipt by such deficient Owner of an invoice from the Operator documenting the incurrence and amount of such costs. In addition, the deficient Owner shall pay to the Operator a service fee equal to 25% of the costs incurred by the Operator to acquire the deficient Owner’s required Allowances. In the event that the Operator is unable or unwilling to obtain Allowances, the Owner shall be deemed to be in default of this Agreement. Any Owner that fails to true-up its allowance account by

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February 28th of each year (or other applicable compliance deadline) agrees to be responsible for any civil or criminal sanctions imposed as a result of such failure. Any Owner that fails to provide its proportionate share of Emission Allowances and said failure results in notice of violation and/or sanctions issued by a regulatory agency, shall publicly acknowledge, in a manner acceptable to KCPL, that it was its actions or inactions that resulted in said notice of violation and/or sanctions.

6.14       Compliance Not Measured on Unit Basis. To the extent that compliance with Allowances and related requirements for any type of regulated emissions (“Site-Based Emissions”) from Unit 1, Unit 2, and/or any Additional Unit(s) is, pursuant to applicable law and regulations, measured based on total emissions from the Iatan Station Site as a whole rather than separately measured based on emissions from individual units thereon, the following provisions shall apply and shall supersede any contrary provisions of Sections 6.7 through 6.13:

(a)          The Management Committee shall make a reasonable allocation of Site-Based Emissions among the units on the Iatan Station Site from time to time based on the units’ actual or (if data regarding actual emissions is not readily available) projected output of the Site-Based Emissions.

(b)          To the extent that the Unit 1 emissions allocation determined pursuant to subsection (a) exceeds the emissions allowances for the relevant Site-Based Emissions that are available to Unit 1 under the applicable regulatory regime, the Owners that are Unit 1 owners shall be responsible (in proportion to their respective Unit 1 Ownership Shares) for purchasing or providing additional Allowances so that Unit 1 will at all times have sufficient Allowances to cover the Unit 1 emissions allocation.

(c)          The Owners shall be responsible (in proportion to their respective Ownership Shares) for purchasing or providing Allowances in addition to the Allowances referred to in clause (b) so that the Iatan Station Site will at all times have sufficient Allowances to comply with the applicable Site-Based Emissions requirements.

(d)          The foregoing items (a) through (c) shall be separately determined for each different type of Site-Based Emissions.

6.15	Regional Transmission Organizations.

(a)          Initially, Unit 2 will be designated as a network resource within SPP. Each Owner shall be authorized to register, and, if applicable, bid its entitlement to capacity and energy under this Agreement with a regional transmission organization or power pool (an “RTO”) that oversees or controls the dispatch of the Owner’s capacity and energy from Unit 2; provided, however, that such registration or bidding does not adversely affect the designation of Unit 2 as an SPP designated resource. All changes to RTO status will be determined by the Management Committee.

(b)          Capacity and energy from Unit 2 will be delivered to the Owners at the transmission interconnection point for Unit 2. Each Owner will be responsible for arranging for

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transmission service for its ratable share of such capacity and energy. Each Owner shall be responsible for any costs attributable to the Owner’s participation in an RTO that oversees or controls the dispatch of the Owner’s capacity and energy from Unit 2, including, but not limited to, energy imbalance charges and/or credits, uninstructed deviation penalties, loss charges and uplift charges/credits.

6.16       Transaction with Other Parties. Each Owner is entitled to transact with other parties for the supply of capacity and energy from Unit 2 in accordance with applicable regulations and separate agreements; provided that such transactions shall not convey to any party any rights hereunder or with respect to the construction and/or operation of Unit 2 and no such transactions shall result in any person or entity being in privity with the Owners or Operator hereunder.

ARTICLE VII

Fuel Supply

7.1          Procurement of Fuel. KCPL shall procure, furnish, or cause to be furnished, the fuel supply for the Iatan Station, including Unit 2.

7.2          Negotiation and Renegotiation of Contracts. KCPL shall have the right to negotiate, renegotiate or modify coal supply contracts, rail transportation and related (including but not limited to rail car supply and maintenance) contracts, and related Fuel Commodities supply contracts; and to settle disputes on all of the above.

7.3          Ownership. Fuel for the Iatan Station shall be paid for and owned by each Owner in accordance with the Iatan Unit 2 Accounting Manual, a copy of which is attached hereto as Exhibit J. Fuel shall include Fuel Commodities and costs included in the definition of Actual Fuel Costs.

7.4          Fuel Supply Interruption. If an interruption in fuel supplies or fuel transportation materially impairs the Net Generation Output of Unit 1 and/or Unit 2, then the Operator is authorized to determine how to allocate fuel supplies between Unit 1 and Unit 2. If the Owners do not unanimously agree with such allocation at the time of such fuel supply or transportation interruption, any energy generated under such circumstances shall be allocated among the Owners in proportion to their respective Common Facilities Ownership Shares. The Owners will determine at such time how to allocate equitably among the Owners the operating, maintenance and other costs incurred during such fuel interruption operation.

7.5          KCPL Fuel Transportation. To the extent KCPL uses rail transportation facilities (including KCPL’s or its affiliates’ facilities) for delivery of fuel to the Iatan Station Site, the costs thereof shall comply with Section 5.3(f).

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ARTICLE VIII

Financial Responsibility

8.1          Demonstration of Creditworthiness During Construction. Each Owner shall maintain a proven ability to pay and perform all funding and other financial obligations required of it prior to the Commercial Operation Date. The Owners may demonstrate this in any of the following ways:

(a)          by maintaining a senior unsecured long-term debt rating of not less than BBB- as determined by Standard & Poor’s (“S&P”) and/or Baa3 as determined by Moody’s Investors Service (“Moody’s”) and an ability, as supported by financial projections for a term of at least five years and, at the request of the Owners whose Ownership Shares constitute a majority of the total Ownership Shares, by an evaluation performed by S&P pursuant to its Ratings Evaluation Service or by Moody’s pursuant to its equivalent product (if available), to maintain such a rating; or

(b)          by maintaining a total indebtedness of sixty-two and one-half percent (62.5%) or less of total capitalization or maintaining net income plus interest, taxes, depreciation, amortization and certain other non-cash charges above two hundred percent (200%) of interest charges for the trailing four fiscal quarters at the end of each fiscal year; or

(c)          by providing a guarantee to KCPL (acting as agent for all the Owners) of all the Owner’s payment and performance obligations as an Owner of an undivided ownership interest in the Iatan Unit 2 Facility, in form and substance satisfactory to KCPL, in KCPL’s sole discretion, and issued by an entity having a senior unsecured long-term debt rating of not less than BBB by S&P and A3 by Moody’s and an ability, as supported by financial projections for a term of at least five years and, at the request of KCPL, by an evaluation performed by S&P pursuant to its Ratings Evaluation Service or by Moody’s pursuant to its equivalent product (if available), to maintain such a rating; or

(d)          by providing an irrevocable letter of credit to KCPL, to be held and utilized exclusively by KCPL as agent for and on behalf of the Owners (subject to the relevant Owner’s right to substitute letters of credit with subsequent irrevocable letters of credit having more favorable terms to the Owner, such as improved collateral requirements or terms that reflect improvements in the entity’s financial health) supporting the Owner’s payment obligations, in form and substance satisfactory to KCPL, in its sole and reasonable discretion; provided, any letter of credit provided pursuant to this provision will expire on the date on which such Owner obtains a senior unsecured long-term debt rating of not less than Baa3 and BBB- from Moody’s and S&P, respectively. The face value of the letter of credit obtained for KCPL’s benefit hereunder will at all times during the construction period be equal to the greater of (i) fifty percent (50%) of the Owner’s ratable share of the construction costs of Unit 2 over the remaining construction period or (ii) one hundred percent (100%) of the Owner’s ratable share of the construction costs of Unit 2 projected to be incurred over the next succeeding nine quarters of the construction period (or, if fewer than nine quarters remain in the construction period, such

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fewer quarters), in each case, as calculated quarterly in accordance with the construction budget. Any letter of credit obtained under this provision shall be issued by a financial institution having a senior unsecured long-term debt rating of not less than A- by S&P and A2 by Moody’s. The terms of the letter of credit shall provide for the release to KCPL of up to the entire face value of the letter of credit upon default by the Owner under this Agreement; or

(e)          by obtaining, within sixty (60) days of the effective date of this Agreement, two of three indicative project credit ratings of not lower than BBB- as determined by S&P, Baa3 as determined by Moody’s, and BBB- as determined by Fitch Ratings, and thereafter, by issuing electric system utility revenue bonds that receive two of three investment grade ratings of not less than BBB- as determined by S&P, Baa3 as determined by Moody’s, or BBB- by Fitch Ratings; or

(f)           by providing some alternate method of satisfying Section 8.1 that KCPL approves in its reasonable discretion.

ARTICLE IX

Taxes and Insurance

9.1	Taxes; Election Out of Partnership Treatment.

(a)          The Owners agree that they intend that the arrangements provided for in this Agreement and any other ancillary agreements entered into in connection herewith (collectively, the “Arrangements”) be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”). Any allocation under this Agreement of general liabilities, expenses, costs, charges or reserves of Unit 2 that are not readily identifiable as belonging to any particular Owner shall not represent a joining together of the Owners to pool capital for the purposes of carrying on a trade or business or making common investments and sharing in profits and losses therefrom. In this regard, the Owners do not intend to create any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit. The Owners authorize KCPL to prepare and file a return satisfying the requirements of United States Treasury Regulations Section 1.761-2(b)(2) and on which an election for the Arrangements to be excluded from the provisions of Subchapter K is set forth. Each Owner agrees that it shall (i) take no action which would prevent the effectiveness of such election and (ii) report its respective share of the items of income, deduction and credit arising from the Arrangements for federal income tax purposes in a manner consistent with the exclusion of such arrangements from Subchapter K. Each Owner authorizes KCPL to take such steps as may reasonably be required to exclude the Arrangements from treatment as a partnership or corporation for state or local income or franchise tax purposes and the Owners agree that they shall provide such assistance and cooperation in relation thereto as may reasonably be requested. Where the Arrangements are not eligible for a complete exclusion from partnership treatment for federal or state income or franchise tax purposes, the Owners agree that they intend that the Arrangements be excluded

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from partnership treatment to the greatest extent possible and authorize KCPL to take such steps as may be reasonably necessary to secure such exclusion.

(b)          To the extent possible, KCPL and the other Owners shall each separately report and pay for all real property, franchise, business, or other taxes and fees, if applicable to said party, arising out of the acquisition, construction, operation, disposition and co-ownership of Unit 2; provided, however, that to the extent that such taxes, fees, payroll taxes, sales taxes and/or use taxes may be levied on or assessed against Unit 2, or its operation, or KCPL and other Owners in such a manner as to make impossible the carrying out of the foregoing provisions of this Section, then such taxes, fees, and, payroll taxes, sales taxes and/or use taxes shall be paid by KCPL, and Owners shall immediately reimburse KCPL for their proportionate share of such payment. Ad valorem taxes on the Existing Common Facilities for the year in which the Reciprocal Conveyance Date occurs shall be prorated between KCPL and the other Owners based upon their Common Facilities Ownership Shares. Owners shall be responsible for all sales and transfer taxes and recording fees incurred, if any, in connection with the conveyance to Owners of such undivided interests in Unit 2 and Existing Common Facilities, pursuant to this Agreement.

9.2	Insurance.

(a)          KCPL, during the construction of Unit 2 and the Common Facilities Upgrades, shall maintain or cause to be maintained Builder’s Risk insurance in an amount and including such risks as is consistent with Good Utility Practice. KCPL shall evaluate an owner controlled insurance program (“OCIP”) and may adopt an OCIP provided 1) the coverages are equal to or broader than those available under a contractor provided insurance program and/or 2) it is economical. All deductibles payable under any program of insurance, together with any self-insured retention, shall be borne by the Owners in proportion to their respective Ownership Shares or Common Facilities Ownership Shares, as applicable.

(b)          For non-OCIP insurance coverages, and/or for the insurance coverages obtained from a contractor-provided insurance program, KCPL shall also reasonably satisfy itself and Owners that all contractors and subcontractors have minimum insurance coverages and limits with carriers approved by KCPL, and with a rating of not less than A- as determined by A.M. Best Company. The aggregate costs of all insurance procured pursuant to this Section shall be considered a Cost of Construction of Unit 2 and as such, shall be apportioned among the Owners in proportion to their Ownership Shares. KCPL will advise the other Owners of the type and coverages of insurance procured and, advise any Owner and/or the Management Committee of any changes in such insurance.

(c)          Owners, through the Management Committee, have the right to review and comment on KCPL’s safety program for construction of Unit 2.

(d)          With respect to the period after the In-Service Operation Date, the Operator shall obtain insurance for the Iatan Unit 2 Facility and the Common Facilities in an amount, and with coverages, approved by the Management Committee. Each Owner shall pay

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its proportionate Ownership Share or Common Facilities Ownership Share, as applicable, of the insurance premiums for the Iatan Unit 2 Facility, for the Common Facilities, and all other costs associated with insuring said facilities, unless otherwise agreed to by the Owners.

(e)          During the construction of Unit 2 and with respect to the period after In-Service Operation Date each Owner may supplement the insurance coverage maintained by KCPL at its own expense.

(f)           Each Owner and the Rural Utilities Service shall be a named as insureds (as their interests may appear) under the insurance policies, with subrogation rights waived.

(g)          The Operator, subject to confidentiality provisions it may require in its reasonable discretion and Article XVII, shall provide copies of insurance policies applicable to Unit 2 to Owners upon request.

(h)          Upon receipt of notice of premium payments due for any insurance coverage, the Operator shall send a copy thereof to each Owner, which shall pay its share of the premium due in accordance with the applicable Cash Flow Memorandum.

ARTICLE X

Partition; Encumbrance; Transfer

10.1       Partition. The Owners and their successors and assigns hereby waive their respective rights with respect to the partition of the Iatan Unit 2 Facility, the Common Facilities, and any portion thereof for a period of time ending with the abandonment of the use thereof for the generation, transmission or distribution of electricity. No Owner shall have the power or right to take or resort to any action (including, without limitation, any court proceeding at law or in equity) for the purpose of or which might result in a partition of the Iatan Unit 2 Facility, the Common Facilities, or any portion thereof. Each Owner, for itself and its successors and assigns, hereby releases all partition rights in respect thereof, whether now existing or hereafter accruing, whether under common law or statute, and whether in kind or otherwise, and each Owner shall from time to time, upon written request by any other Owner, execute and deliver such further instruments as may be necessary or appropriate to confirm the foregoing waiver and release of partition rights.

10.2	Encumbrance.

(a)          Each Owner and its successors and assigns of the Iatan Unit 2 Facility, the Common Facilities or any portion thereof shall have the right to and may encumber its Ownership Share and its Common Facilities Ownership Share, or any portion thereof, (subject to the provisions of this Ownership Agreement) by any deed of trust, mortgage indenture or other security agreement, whether now existing or hereafter created as security for its present or future bonds or other obligations or securities, without the prior consent of any other Owner, and any trustee or secured party thereunder, when acting pursuant to the provisions thereof, shall have the benefit of, and may require and enforce performance of, the covenants and obligations herein and

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may exercise all rights and powers of such Owner under this Agreement as the same may then be in effect; provided, however, that nothing herein shall be construed to change, abrogate or limit in any way any rights and/or protections available to any of the Owners pursuant to the Bankruptcy Code, including, but not limited to 11 U.S.C. § 363(h) therein, or Mo. Rev. Stat. § 393.105.

(b)          Notwithstanding the foregoing or any provision of any other of the Agreements, KEPCO shall have the right to and may encumber in favor of the United States of America, acting through the Administrator of the Rural Utilities Service (“RUS”), and its other lenders, by any deed of trust, mortgage indenture or other security agreement, whether now existing or hereafter created as security for its present or future bonds or other obligations or securities, its Ownership Share and its Common Facilities Ownership Share, or any portion thereof, and its interests in the Agreements, without the prior consent of any other Owner, and any trustee or secured party under any such security agreement (a “Secured Party”), when acting pursuant to the provisions thereof, (i) shall have the benefit of, and may require and enforce performance of, the covenants and obligations in the Agreements and may exercise all rights and powers of KEPCO under the Agreements as the same may then be in effect (provided, however, that nothing herein shall be construed to change, abrogate or limit in any way any rights and/or protections available to any of the Owners pursuant to the Bankruptcy Code, including, but not limited to 11 U.S.C. § 363(h) therein, or Mo. Rev. Stat. § 393.105), and (ii) without the approval of any Owner, may cause such encumbered Ownership Share, Common Facilities Ownership Share and interests in the Agreements to be sold, assigned or otherwise transferred pursuant to the exercise of its remedies under such security agreement or in connection with a settlement of a debt secured by such security agreement. Any transfer pursuant to clause (ii) of the immediately preceding sentence shall be made subject to (A) the provisions of Section 10.4 (except in the event that such Secured Party has complied with the provisions of Section 10.2(c), in which case the provisions of Section 10.4 shall not apply to such transfer if such transfer is consummated within twelve (12) months of the applicable Lapse Date), and (B) all of the other benefits and burdens of the covenants and obligations applicable thereto as provided in the Agreements. Any such transferee shall assume and agree, in writing, delivered to the other Owners, to perform the provisions of the Agreements, and at such point shall be deemed an Owner, an “Assignee,” “Unit 2 Site Lessee,” a “Nower Property Lessee” or other appropriate party under the Agreements.

(c)          Any transfer by a Secured Party pursuant to clause (ii) of the first sentence of Section 10.2(b) shall be made subject to the provisions of Section 10.4, unless the Secured Party shall have offered (or caused KEPCO to offer) to sell, subject to regulatory approval, its Ownership Share and its Common Facilities Ownership Share and its interests in the Agreements (collectively, the “Transferable Interests”) first to KCPL and then to the other Owners at the Appraised Value in compliance with the provisions of this Section 10.2(c). Should KCPL elect to purchase the entire Transferable Interests (a “KCPL Acquisition Election”) available, the other Owners shall have no right to purchase such available Transferable Interests. Should KCPL elect not to acquire all of the Transferable Interests within fifteen (15) days following receipt of the final calculation of the Appraised Value, the other Owners may, subject to regulatory approval, elect by written notice to KCPL within seven (7) days following the end of such fifteen

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(15) day period to acquire the remaining Transferable Interests in proportion to their respective Ownership Shares at the Appraised Value (each, an “Other Owner Acquisition Election”). To the extent that Transferable Interests remain after the initial round of KCPL Acquisition Elections and Other Owner Acquisition Elections, KCPL and the other Owners shall have the right to make subsequent KCPL Acquisition Elections and Other Owner Acquisition Elections for any remaining Transferable Interests (with KCPL’s right to make KCPL Acquisition Elections superseding the other Owners’ rights to make Other Owner Acquisition Elections). Succeeding rounds of KCPL Acquisition Elections and Other Owner Acquisition Elections may continue until no such Transferable Interests remain; provided, that all KCPL Acquisition Elections and Other Owner Acquisition Elections under this Section 10.2(c) shall be completed within forty-five (45) days following KCPL’s receipt of the final calculation of the Appraised Value (such forty-fifth day, the “Lapse Date”). In the event that by the Lapse Date not all of the Transferable Interests are elected to be acquired by KCPL or the other Owners, then none of the Transferable Interests shall be acquired by KCPL or the other Owners under this Section 10.2(c), and the Secured Party may then transfer or cause to be transferred the Transferable Interests pursuant to clause (ii) of the first sentence of Section 10.2(b) free of the requirements of Section 10.4, if such transfer is consummated within twelve (12) months of the Lapse Date. If all of the Transferable Interests are to be acquired by KCPL and the other Owners pursuant to this Section 10.2(c), KEPCO (or the Secured Party, as applicable), KCPL and the other Owners, as applicable, shall diligently work to complete the purchase of the Transferable Interests on arm’s length commercially reasonable terms, and the relevant Owners shall pay their respective shares of the Appraised Value in immediately available funds directly to the Secured Party at the completion of such purchase.

For purposes of this Section 10.2(c), “Appraised Value” shall mean the value of the Transferable Interest determined as follows:

(1)          Each of the Secured Party and KCPL shall appoint an appraiser within fifteen (15) days following the date that the Secured Party gives written notice to KCPL of the Secured Party’s intent to transfer or cause to be transferred the Transferable Interests pursuant to clause (ii) of the first sentence of Section 10.2(b) free of the requirements of Section 10.4 (such fifteenth day, the “Trigger Date”).

(2)          The Secured Party and KCPL shall jointly appoint a third appraiser from a list of four appraisers, which list shall be comprised of two appraisers proposed by the appraiser appointed by the Secured Party and two appraisers proposed by the appraiser appointed by KCPL. Such proposals shall be submitted by the first two appraisers within ten (10) days of the date on which the second such appraiser is appointed. If the Secured Party and KCPL are unable to agree on such jointly appointed appraiser within ten (10) days of receipt of the list of four proposed appraisers, each of the Secured Party and KCPL may strike one proposed appraiser from the list of four and names of the remaining two proposed appraisers shall be submitted to the senior officer resident in the American Arbitration Association office in St. Louis, Missouri (or such successor regional office thereof as shall serve the State of Missouri) who shall, or shall appoint a person to, choose one appraiser from the remaining two proposed appraisers. If the Secured Party or KCPL refuses or is unable to participate in the process of

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appointing appraisers as described above, the Appraised Value shall be determined by a single independent appraiser appointed by the party that is participating in the valuation process.

(3)          The three appraisers selected as provided above shall be instructed to determine the fair market value for the Transferable Interests within sixty (60) days following the selection of the third appraiser by using the discounted cash flow method of valuation.

(4)          The appraisers shall not be required to submit detailed appraisals but each shall be required to submit a single numerical value for the Transferable Interests. If the highest or lowest of the three values varies from the arithmetic mean of the other two values by more than 10% of such arithmetic mean, then the highest or lowest (or both, if both the highest and lowest vary from the arithmetic mean of the other two values by more than 10% of the mean of the other two values) shall be discarded and the Appraised Value shall be the arithmetic mean of the remaining two values (or the one remaining value if only one remains). If none of the values is discarded pursuant to the preceding sentence, then the Appraised Value shall be the arithmetic mean of all three values. The Appraised Value determined pursuant to the foregoing procedure shall be final and binding on the parties.

(5)          Each appraiser appointed or proposed hereunder must be an appraiser, accountant, investment banker, certified financial analyst (with the professional designation “CFA”) or commercial banker in each case experienced in the valuation of industrial assets. Any dispute regarding the qualification of any appraiser proposed or appointed hereunder shall be resolved by arbitration before the appraisal process proceeds.

(6)          Each of KCPL and KEPCO shall bear the cost of the appraiser that it appoints (or is appointed on its behalf); provided, that if KCPL does not purchase the Transferable Interests the cost of the appraiser appointed by KCPL shall be borne by the Owners that are acquiring Transferable Interests pro rata in proportion to their Ownership Shares. KEPCO and the Owners acquiring Transferable Interests shall all bear all other costs of the appraisal (including the cost of the third appraiser) in proportion to their Ownership Shares.

10.3       Transfer. No Owner shall have the power or the right, without the prior written consent of all other Owners, which consent shall not be unreasonably delayed or withheld, to sell, transfer or assign any right, title or interest in, or create any lien or encumbrance on, all or any part of the facilities and property represented by its Ownership Share therein, except that no consent shall be required for an Owner (a) to encumber or transfer such Ownership Share, Common Facilities Ownership Share and interests in the Agreements as provided in Section 10.2, or (b) to transfer such Ownership Share to another corporation or other entity (whether or not affiliated with such Owner), together with all or substantially all of its other utility property, whether by sale or pursuant to or as a result of a merger, consolidation, liquidation or corporate reorganization, provided that such corporation or other entity by written agreement or by operation of law assumes the obligations hereunder of the Owner transferring such Ownership Share, or (c) to transfer such Ownership Share or any portion thereof pursuant to the provisions of Section 10.4.

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10.4	Right of First Refusal.

(a)          Except with respect to transfers permitted without the consent of any party under Section 10.2 or 10.3, should any Owner desire to sell, transfer, assign, convey or otherwise dispose of all or any part of its Ownership Share (the “Transfer Share”) to any other entity or agency whatsoever including any other Owner (the “Proposed Transferee”), the other Owners (the “Remaining Owners”) shall have rights of first refusal, as provided in this Section 10.4, to purchase such Transfer Share, and such Owner shall have neither the power nor the right to dispose of such Transfer Share except as follows:

(b)          Any Owner desiring to dispose of its Transfer Share shall first serve a written Notice of Intent to Transfer upon the Remaining Owners. Such Notice shall contain the approximate proposed date of disposition of such Transfer Share, the terms and conditions of the disposition to the Proposed Transferees, and the terms and conditions under which such Owner would sell such Transfer Share to the Remaining Owners (including, without limitation, the right to purchase for cash), which shall be at least as favorable to the Remaining Owners as the terms and conditions offered by the Proposed Transferee. The Owner desiring to dispose of its Transfer Share shall also provide the Remaining Owners with a copy of any bona fide offer, which the departing Owner desires to accept. The terms and conditions of any such written offer shall be subject to the confidentiality provisions of Article XVII.

(c)          Each Remaining Owner desiring to purchase all or any portion of such Transfer Share shall signify such desire by serving written Notice of Intent to Purchase upon the Owner desiring to dispose of such Transfer Share and the other Remaining Owners within ninety (90) days after receipt of Notice of Intent to Transfer under Section 10.4(b).

(d)          If the Remaining Owners signify their intention under Section 10.4(c) to purchase in the aggregate more than the entire Transfer Share, then each such Remaining Owner shall have the right to purchase (i) the lesser of its requested amount or a portion of the Transfer Share equal to the ratio of its Ownership Share to aggregate Ownership Shares of the Remaining Owners who have served a Notice of Intent to Purchase under Section 10.4(c), plus (ii) additional shares to the extent available after (i), such that its total acquired amount does not exceed its original request.

(e)          If in their Notices of Intent to Purchase served under Section 10.4(c) the Remaining Owners should signify an intention to purchase less than the entire Transfer Share, the Remaining Owners shall have an additional sixty (60) days after receipt of the last Notice of Intent to Purchase under Section 10.4(c) to signify their intention to purchase the remaining portion of the Transfer Share.

(f)           If and when intention to purchase all or a portion of the Transfer Share has been signified by written Notices of Intent to Purchase from the Remaining Owners, disposal of such Transfer Share shall be effected by the Owner thereof to the Remaining Owners in accordance with their respective Notices of Intent to Purchase, subject to all required

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governmental regulatory approvals thereof, and release of any liens imposed thereon by or through the Owner thereof.

(g)          If, after the 60-day period specified in Section 10.4(e), the Remaining Owners still have not provided written notice of their intent to purchase all of the Transfer Share, the Owner thereof shall be free to dispose of the remaining portion (i.e., that portion which the Remaining Owners have not signified their intention to purchase) of such Transfer Share to the Proposed Transferee upon the terms and conditions stated in its bona fide written offer.

(h)          Any disposition of a Transfer Share hereunder, whether to any Remaining Owner or Owners or to any Proposed Transferee, shall be made subject to all of the benefits and burdens of the covenants and obligations applicable thereto as provided in this Agreement. Any such Proposed Transferee shall, upon receipt of such Transfer Share, assume and agree, in writing, delivered to the other Owners, to perform the provisions of this Agreement, and at such point shall be deemed an Owner under this Agreement.

10.5       Restrictions on Transfer of KCPL’s Obligation as Operator. Notwithstanding anything in this Article X, KCPL shall not transfer or assign its obligations as Operator, except (a) as provided for in Section 5.3(b), or (b) in connection with a transfer of its entire Ownership Share subject to the restrictions and the consent requirement set forth in Section 10.3.

10.6       Required Transfer of Common Facilities and Interest in Real Property. The Transfer Share shall include an appropriately allocable share of the transferring Owner’s Common Facilities Ownership Share and the transferring Owner’s interest in any real property at the Iatan Station Site.

10.7       Environmental Control Financing. Insofar as it may be required for the financing of environmental control or other facilities through the Environmental Improvement and Energy Resources Authority of the State of Missouri, pursuant to §§ 260.005 through 260.125, RSMo, as amended, each of the Owners may individually sell, convey or grant leasehold estates in its undivided interest in such facilities and non-exclusive, appurtenant licenses, easements and rights-of-way over, across, through and under the Iatan Unit 2 Facility for the purposes of locating and maintaining such facilities on the Iatan Unit 2 Facility and providing such rights of access to such facilities as may be necessary for their inspection during the term of any such leasehold estate; provided, however, that no such sale, conveyance, leasehold, license, easement or right-of-way shall (i) grant or purport to grant any right to operate, remove and/or partition or cause any partition to occur with respect to any of the machinery, equipment, buildings, structures or facilities constituting a part of the Iatan Unit 2 Facility or (ii) unreasonably interfere with or materially impair the use of any then existing facilities located on Iatan Station Site; further provided, however, that nothing herein shall be construed to change, abrogate or limit in any way any rights and/or protections available to any of the Owners pursuant to the United States Bankruptcy Code, including, but not limited to 11 U.S.C. § 363(h) therein, or Mo. Rev. Stat. § 393.105.

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ARTICLE XI

Covenants and Obligations

11.1       Equitable Servitudes. The respective covenants and obligations of the Owners under this Agreement are intended to be in the nature of equitable servitudes (not liens) which shall run with the respective rights, titles and interests of their Ownership Shares and Common Facilities Ownership Shares and be for the benefit of and be binding upon any and all persons whomsoever having or claiming any right, title or interest in or to the Iatan Unit 2 Facility and the Common Facilities or any portion thereof by, from, through or under the Owners, or their successors or assigns.

11.2       Independent Covenants and Obligations. As between and among the Owners, the covenants and obligations contained in this Ownership Agreement are to be deemed to be independent covenants, not dependent covenants, and the obligation of any Owner to keep and perform all of the covenants and obligations assumed by or imposed upon it hereunder is not conditioned upon the performance by any other Owner of all or any of the covenants and obligations to be kept and performed by it.

11.3       Several Obligations. The obligations and liabilities of the Owners are intended to be several and not joint or collective, and nothing herein contained shall be construed to create an association, joint venture, trust or partnership. Each Owner shall be individually responsible for the performance of its own obligations herein provided. No Owner shall have a right or power to bind any other Owner without its express written consent, except as expressly provided in this Agreement or in an ancillary agreement.

11.4       Risk of Loss; Liability. All risk, loss and damage arising out of the ownership, construction, operation or maintenance of any portion of the Iatan Unit 2 Facility and the Common Facilities, shall be borne by the Owners thereof in proportion to their Ownership Shares or Common Facilities Ownership Share, as applicable, all or portions of which shall be insured by the Operator as set forth in Section 9.2. If any Owner, by reason of joint liability, shall be called upon to make any payment or incur any obligation in excess of its proportionate Ownership Share or Common Facilities Ownership Share, as applicable, then the other Owners shall have the obligation to pay and reimburse, regardless of cost, such Owner proportionately to the extent of any such excess by tendering payment upon ten (10) business days’ notice of such Owner’s payment in excess of its Ownership Share or Common Facilities Ownership Share, as applicable. Nothing contained herein shall result in any Unit 1 owner being liable to any Owners for any loss or damage resulting from the ownership, construction, operation or maintenance of any portion of Unit 1, and nothing contained herein shall result in any Owner being liable to any Unit 1 owner for any loss or damage resulting from the ownership, construction, operation or maintenance of any portion of Unit 2.

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11.5	Indemnity.

(a)          Subject to Section 11.6(a) and (b), and to the maximum extent permitted by law, each Owner hereby agrees to indemnify, defend and hold harmless each other Owner (an “Indemnified Owner”) against, and agrees to hold each Indemnified Owner harmless from any claims, damages, liabilities, liens, losses or other obligations whatsoever incurred or suffered by an Indemnified Owner (together with reasonable costs and expenses, including reasonable fees and disbursements of counsel relating thereto) to the extent arising out of: (a) the failure of the Owner to satisfy, discharge or pay any liability owed by it hereunder, or (b) any misrepresentation or material breach of warranty by the Owner in this Agreement or any material breach of a covenant or agreement made or to be performed by the Owner pursuant to this Agreement.

(b)          To the maximum extent permitted by law, each other Owner hereby agrees to indemnify KCPL (whether acting in its capacity as Operator or otherwise) against, and agrees to hold KCPL harmless in proportion to such Owner’s Ownership Share or Common Facilities Ownership Share, as applicable, from any claims, damages, liabilities, liens, losses or other obligations whatsoever incurred or suffered by KCPL (together with reasonable costs and expenses, including reasonable fees and disbursements of counsel relating thereto) to the extent arising out of KCPL’s (or Operator’s) planning, design, construction and operation of Unit 2, except to the extent of any losses shown to be the result of KCPL’s (or the Operator’s) gross negligence or willful misconduct.

11.6	Exculpation.

(a)          Anything to the contrary herein notwithstanding, KCPL (whether acting individually or in its capacity as Operator) shall not have any liability to any other Owner for any loss, cost, damage or expense incurred by such Owner except to the extent determined to have resulted from the gross negligence or willful misconduct of KCPL (or Operator).

(b)          No Owner shall be liable hereunder for consequential, special or exemplary damages, regardless of whether such damages were or are reasonably foreseeable.

11.7       Equal Opportunity. During the performance of this Agreement, Operator agrees as follows:

(a)          Operator shall not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. Operator shall take affirmative action to ensure that applicants, and employees are treated without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Operator agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

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(b)          Operator shall, in all solicitations or advertisements for employees placed by or on behalf of Operator, state that all qualified applicants shall receive consideration for employment without regard to race, color, religion, sex or national origin.

(c)          Operator shall send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers’ representative of Operator’s commitments under this Article, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(d)          Operator shall comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

(e)          Operator shall furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and shall permit access to his books, records and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

11.8       Buy American. In the performance of this Agreement, KCPL shall use Commercially Reasonable Efforts to use or furnish or cause to be used or furnished no unmanufactured articles, materials and supplies which have not been mined or produced in the United States or any eligible country, and no manufactured articles, materials and supplies which have not been manufactured in the United States or any eligible country substantially all from articles, materials and supplies mined, produced or manufactured, as the case may be, in the United States or any eligible country (except to the extent that compliance with the second paragraph of the Rural Electrification Act of 1938, being Title IV of the Work Relief and Public Works Appropriation Act of 1938 (Public Resolution No. 122, 75th Congress, approved June 21, 1938) has been waived by the Administrator of RUS), the cost of which in the aggregate exceeds (i) 100% minus the Ownership Share of KEPCO of (ii) the aggregate of the cost of all such articles, materials and supplies used or furnished in connection with the construction of the Iatan Unit 2 Facility and the related Common Facilities Upgrades. For purposes of this Section, an “eligible country” is any country that applies with respect to the United States an agreement ensuring reciprocal access for United States products and services and United States suppliers to the markets of that country, as determined by the United States Trade Representative. KCPL agrees to provide KEPCO such information, documents, and certificates with respect to articles, materials or supplies used in connection with the Iatan Unit 2 Facility as KEPCO may reasonably request from time to time.

ARTICLE XII

Arbitration

12.1       Controversies. Any controversy between or among Owners and/or the Operator arising out of or relating to this Agreement, or any breach hereof or default hereunder, shall be

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submitted to binding arbitration upon the request of any Owner in the manner provided herein; provided, however, that no Owner shall seek to arbitrate a controversy between or among the Owners without the Owner’s most senior executive first attempting in good faith to resolve the dispute with the most senior executive(s) of the other Owner(s) involved in the dispute. Such executives shall decide, within ten (10) days of a written notice of controversy specifically referring to this Section 12.1, the maximum period during which they will attempt to resolve the dispute before any Owners or the Operator may serve a Notice to Arbitrate as provided in Section 12.2. If such executives fail for any reason to agree upon a maximum period during which they will attempt to resolve the controversy, then the maximum period shall end forty-five (45) days after the written notice of controversy specifically referring to this Section 12.1.

12.2       Notice to Arbitrate. The Owner submitting a request for arbitration shall serve a written notice (a “Notice to Arbitrate”) upon all Owners including the other Owner or Owners against which a remedy or determination is sought, setting forth in detail the matter or matters to be arbitrated, including a statement of the facts or circumstances giving rise to such controversy and such Owner’s contention with respect to the correct determination thereof.

12.3       Selection of Arbitrator and Venue. If the Owners directly involved in such controversy are unable to agree upon and appoint, within twenty (20) days of the date of service of the Notice to Arbitrate, three persons to act as arbitrators, then the arbitrators shall be selected by the American Arbitration Association from its then current list of neutrals. The venue for any arbitration under this Agreement shall be Kansas City, Missouri.

12.4       Scope of Arbitration. Any arbitrators serving hereunder shall give full force and effect to all provisions of this Agreement and any applicable ancillary agreement as may be involved, shall hear evidence submitted by the respective Owners, and may call for additional information, which additional information shall be furnished by the Owner(s) having such information. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be resolved by the arbitrators, whose findings shall be conclusive. All discovery shall be completed within forty-five (45) days following the appointment of the arbitrators, unless the arbitrators determine in their discretion that additional time is warranted, but not to exceed ninety (90) additional days. All objections to discovery are reserved for the arbitration hearing except for objections based on privilege, work product and proprietary or confidential information.

12.5       Findings and Award. All decisions concerning the arbitration, including the ultimate findings, shall be made by majority vote of the three arbitrators. The award shall be made within six (6) months of the filing of the Notice to Arbitrate (or such shorter period as the parties may agree at the commencement of the arbitration), and the arbitrators shall agree to comply with this schedule before accepting appointment; provided, however, that this time limit may be extended by agreement of the parties or by the arbitrators if necessary. The arbitrators will have no authority to provide injunctive relief (except that the arbitrators may order the disclosure of documents which have been improperly withheld from a Covered Owner, subject to

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strict confidentiality to protect the disclosing party's right to retain such information as confidential and proprietary); nor shall the arbitrators have the authority to award punitive or other damages not measured by the prevailing party’s actual damages except as may be required by statute. The findings and award of the arbitrators shall be final, binding and conclusive with respect to the matter or matters submitted to arbitration subject to challenges alleging fraud or gross misconduct on the part of the arbitrators.

12.6       Costs. The fees and expenses of the arbitrators shall be borne equally by the Owners directly involved in such arbitration. All other expenses and costs of the arbitration shall be borne by the Owner incurring the same.

ARTICLE XIII

Force Majeure

13.1       Force Majeure. If, because of a Force Majeure, any Owner is unable to carry out and perform any of its obligations under this Agreement, and if such Owner promptly gives the other Owners written notice of such Force Majeure, then the obligation of the Owner giving such notice shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided the Owner exercises Commercially Reasonable Efforts to mitigate the effect of the Force Majeure.

ARTICLE XIV

Accounting and Payment Procedures

14.1       Planning of Cash Flow Requirements. KCPL shall project, and the Owners shall pay, the funds required for the construction (and any reconstruction following a casualty) of the Iatan Unit 2 Facility and the Common Facilities Upgrades in accordance with the Cash Flow Memorandum attached as Exhibit I-1 (the “Construction Period Cash Flow Memorandum”). KCPL shall project, and the Owners shall pay, the funds required for the operation, maintenance and capital improvement of the Iatan Unit 2 Facility and the Common Facilities in accordance with the Cash Flow Memorandum attached as Exhibit I-2 (the “Operating Period Cash Flow Memorandum”). The Construction Period Cash Flow Memorandum shall be updated periodically by KCPL to reflect changes in the cash flow requirements, modifications to the critical path, and increases and decreases in the scope of the Iatan 2 project. Any variance in actual requirements from projected requirements shall not excuse timely payment by the Owners.

14.2       Record-Keeping; Accounting Manual. KCPL will develop and keep all records and perform all accounting for the Iatan Unit 2 Facility and the Common Facilities according to GAAP and FERC guidelines as prescribed in 18 C.F.R. Pt. 101. Such accounting and record keeping shall be performed in accordance with the procedures set forth in the Accounting Manual, a copy of which is attached as Exhibit J (the “Accounting Manual”). Each Owner will be responsible for preparing and filing its required governmental reports. The Accounting

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Manual may be amended at any time by the unanimous written approval of the Owners, provided that each such amendment shall be in accordance with the principles set forth in this Agreement.

14.3       Construction Fund. Funds for the construction of the Iatan Unit 2 Facility and the Common Facilities Upgrades will be provided by the Owners and settlements therefor will be made in accordance with the Construction Period Cash Flow Memorandum.

ARTICLE XV

General Provisions

15.1       Implementing and Confirmatory Instruments. Each Owner shall execute such instruments as may from time to time reasonably be requested by any other Owner to implement the provisions of this Agreement, including instruments of conveyance and transfer, to confirm the effective Ownership Shares in the facilities and property that then constitute the Iatan Unit 2 Facility or any portion thereof and/or the effective Common Facilities Ownership Shares. Each additional Owner shall sign and deliver to each other Owner a written document assuming its proportional obligations and agreeing to perform the provisions of this Agreement.

15.2       Waivers. No waiver by an Owner of its rights with respect to a default under this Agreement shall be effective unless all nondefaulting Owners waive their respective rights. Any such waiver shall not be deemed to be a waiver with respect to any subsequent default or matter. No delay short of the statutory period of limitations in asserting or imposing any right hereunder shall be deemed a waiver of such right.

15.3       Notices. Any notice, demand, request or consent provided for in this Agreement or made in connection herewith to any Owner shall be effective if given in writing and delivered to such Owner by hand, by overnight delivery service, by first-class mail, or by facsimile (confirmed by first-class mail, but deemed given on the date of the facsimile) at the address for such Owner provided below:

Kansas City Power & Light Company 1201 Walnut Street Kansas City, Missouri 64106 Attn: General Counsel; and Vice President, Production Facsimile: (816) 556-2787

Aquila, Inc. 20 W. 9th Street Kansas City, Missouri 64105 Facsimile: (816) 467-3591 Attn: General Counsel; and Vice President, Generation and Energy Resources Facsimile: (816) 467-9830

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The Empire District Electric Company 602 Joplin Street Joplin, Missouri 64801 Attn: Vice President, Energy Supply Facsimile: (417) 625-5153

Kansas Electric Power Cooperative, Inc. 600 SW Corporate View Topeka, Kansas 66615 Attn: General Counsel Facsimile: (785) 271-4888

Missouri Joint Municipal Electric Utility Commission 2407 West Ash Columbia, Missouri 65203 Attn: General Manager Facsimile: (573) 445-0680

Except as may be revised from time to time by the Owners in accordance with this Section 15.3.

15.4       Severability. In the event any provision hereof or the application thereof to any person or circumstance shall be held invalid in any final arbitration award rendered in accordance with Article XII or final decision by a court having jurisdiction in the premises, the remainder of this Agreement and its application to persons or circumstances other than those as to which it was held invalid shall not be affected thereby.

15.5       Governing Law. The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the laws of the State of Missouri, but without regard to said state’s conflict of law provisions.

15.6       Continued Effect of Other Agreements. The Iatan Unit 1 Ownership Agreement shall survive the execution and delivery of this Agreement and continue in full force and effect without modification thereof except to the extent the provisions of this Agreement may be in conflict or inconsistent with provisions of the Iatan Unit 1 Ownership Agreement, in which case the provisions of this Agreement shall control except as specifically set forth in Section 2.4 of this Agreement.

15.7       Amendment to the Agreement. This Agreement, including any and all provisions, terms and conditions contained herein, may only be amended or modified upon the unanimous written approval of the Owners.

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15.8       Agreement Survives Departure of Owner or Owners. In the event that one or more Owners transfer, sell or otherwise forfeit their Ownership Share pursuant to the terms of this Agreement, this Agreement shall survive with respect to the remaining Owners, and such remaining Owners shall continue to be bound by the terms of this Agreement.

15.9       Conflicts between Agreements. In the event of any conflicts among the Agreements, the terms of this Agreement shall control.

15.10     Exhibits Any and all exhibits attached hereto, together with any appendices or attachments referenced therein, are incorporated herein by reference and made a part hereof.

ARTICLE XVI

Term; Termination

16.1	Effective Date and Term.

(a)          Except as provided in Section 16.1(b), this Agreement shall be binding and effective as to each signatory upon execution hereof by all of the Owners and shall continue in full force and effect thereafter until terminated as provided in Sections 16.2 and 16.3; provided, however, that the obligations hereunder requiring regulatory or lender approval or the release of mortgage indentures shall not become effective until such approval or release, as applicable, has been obtained.

(b)          With the exception of Articles VIII, XII and XVII and this Section 16.1(b) of this Agreement, this Agreement and the other Agreements shall not be effective as to KEPCO (and KCPL shall retain the Ownership Share otherwise attributable to KEPCO under Section 2.1, the Common Facilities Ownership Share otherwise attributable to KEPCO under Section 2.2, and the other rights and interests created by the Agreements (collectively, the “KEPCO Attributable Ownership Rights”)) until receipt by KEPCO of the approval of RUS to enter into the Agreements; provided, however, that KEPCO shall receive its rights under the Agreements and to the KEPCO Attributable Ownership Rights following receipt of such RUS approval only if KEPCO has continued to comply with all of the financial and other obligations required by the Agreements that would have been applicable to KEPCO had the Agreements been effective as to KEPCO from the date the Agreements are effective as to the other Owners and by complying with such financial and other obligations, KCPL and the other Owners agree, for the benefit of KEPCO, (i) prior to receipt of such RUS approval, to permit KEPCO to receive all the benefits of being an Owner, Assignee, a Unit 2 Site Lessee, a Nower Property Lessee or other appropriate party under the Agreements and (ii) upon KEPCO’s receipt of such RUS approval, to provide KEPCO with all rights of an Owner, Assignee, a Unit 2 Site Lessee, a Nower Property Lessee or other appropriate party under the Agreements and to transfer to KEPCO the KEPCO Attributable Ownership Rights subject to any necessary regulatory or lender approval and the release of any applicable mortgage indenture; and provided further, however, that if KEPCO does not receive such RUS approval within twenty-four (24) months of the execution date of this Agreement, KCPL shall reallocate such rights and the KEPCO Attributable Ownership Rights to itself and

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the other Owners in the manner set forth in Section 2.1(c) (except that KCPL may not exercise its right of rejection under Section 2.1(c)), and any Owner or Owners receiving all or a portion of the KEPCO Attributable Ownership Rights shall promptly, and severally in proportion to the portion of the KEPCO Attributable Ownership Rights reallocated to such Owner, reimburse KEPCO for all payments made by KEPCO prior to such date with respect to amounts described in Section 6.4 and elsewhere in the Agreements with respect to the KEPCO Attributable Ownership Rights.

16.2       Termination. Except as provided in Section 16.3, for such Affected Owner(s), this Agreement shall terminate and be of no further force and effect from and after the date of the earliest to occur of the following:

(a)          the Owners shall file of record in the Office of the Recorder of Deeds for Platte County, Missouri (or such other office as may then serve such function) a duly executed agreement terminating this Agreement and discharging the rights, titles and interests of the Owners in and to the Iatan Unit 2 Facility from the benefits and burdens of the covenants and obligations herein; provided that the Iatan Unit 2 Facility shall have been released from the liens of all encumbrances contemplated by Section 10.2 and such releases shall have been duly filed of record prior to recording of such termination agreement; or

(b)          an Owner shall acquire by transfer hereunder or by operation of law all Ownership Shares and, as a result of the merger of such undivided percentage interests therein, become the sole beneficial Owner of all rights, titles and interests in the Iatan Unit 2 Facility; or

(c)          there has been an abandonment of the use of the Iatan Unit 2 Facility for the generation of electricity as evidenced by an Affidavit of Abandonment duly executed by the Owners, filed of record as provided in clause (a) above, and thereafter published in a newspaper of general circulation in Platte County, Missouri, with written notice thereof delivered to the other Owners within ten (10) days after the recording of such Affidavit, unless another Owner of any portion thereof denies such abandonment by an Affidavit of Non-abandonment similarly filed of record within sixty (60) days after publication of such Affidavit of Abandonment. Abandonment of the use of the Iatan Unit 2 Facility for the generation, transmission or distribution of electricity shall not be complete and deemed to occur until such time as all reclamation, remediation or disposition of Unit 2 and the improvements, including Common Facilities Upgrades, serving Unit 2 shall have been completed in the reasonable discretion of the Operator under Section 16.3 of this Agreement.

16.3       Disposition Upon Abandonment. In the event this Agreement is terminated by Affidavit of Abandonment as provided in Section 16.2(c), the Operator shall have the right to dispose of all the facilities and property then included in the Iatan Unit 2 Facility (provided such facilities and property to be disposed of are not then subject to the lien of any encumbrance, or such disposition is otherwise made in accordance with the terms of any related security agreement, contemplated in Section 10.2), shall dispose thereof in a reasonable manner and shall distribute the net proceeds or apportion the costs thereof to the Owners, or to lienholders for the account of the Owners, in proportion to their respective Ownership Shares; provided, however,

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that if any determinable portion of such proceeds is received from facilities or property the cost of which was borne by the Owners disproportionately to their Ownership Shares, the distribution of such proceeds shall be adjusted accordingly; and provided, further, that termination of this Agreement shall not (i) discharge any Owner of any obligation it then owes to any other Owner as a result of any transaction occurring prior to such termination; or (ii) terminate the obligations of any Owner to pay or be responsible for its allocable share of any disposition, remediation or reclamation of the Unit 2 Site, the Common Facilities, or any portion of the Iatan Station Site on which improvements which served Unit 2 were constructed it being the agreement of the parties that as part of the disposition of all of the personal property and real property then included in or serving the Iatan Unit 2 Facility, each Owner shall bear its proportional cost of demolition or removal of such improvements and any environmental site restoration or remediation in connection with closure or abandonment.

ARTICLE XVII

Confidentiality

17.1       Confidential Information. Each party hereto agrees that it will keep in strict confidence, and will instruct, and use its reasonable best efforts to cause, its advisors and representatives to keep in strict confidence, all nonpublic information obtained from any other party hereto, including all documentation and cost studies, unless such information is disclosed with the prior written consent of the party to which it relates; provided, however, that this restriction shall not apply to information which (a) has at the time in question entered the public domain other than by reason of breach of this provision by a party hereto; (b) is required to be disclosed by law or by any order, rule, or regulation (whether valid or invalid) of any court, or governmental agency, or authority, but only to the extent such disclosure is so required; provided that the party disclosing the nonpublic information shall promptly give notice of such disclosure to the party from which the information was obtained and shall cooperate with the party from which the information was obtained in an effort to ensure that confidential treatment will be accorded such nonpublic information to the extent feasible; (c) is reasonably required or requested by any utility regulatory agency having relevant jurisdiction over the party so required or requested to furnish the nonpublic information; provided, that the party disclosing the nonpublic information shall promptly give notice of such disclosure to the party from which the information was obtained and shall cooperate with the party from which the information was obtained in an effort to ensure that confidential treatment will be accorded such nonpublic information to the extent feasible; or (d) is reasonably required to be provided to any party’s accountants, attorneys, mortgagees, lenders, rating agencies or financial advisors in connection with this Agreement or the transactions contemplated hereby; provided that the party disclosing the nonpublic information uses its reasonable best efforts to cause such accountants, attorneys, mortgagees or other financial advisors, or rating agencies, to keep such nonpublic information in strict confidence. Upon termination of this Agreement, each party shall continue to maintain the confidentiality of all nonpublic information obtained from any other party or any of its affiliates, advisors, representatives and any copies made of such information, with the same standard of care used in the protection of its own confidential information. Nothing in this Article XVII shall prevent the recording of this Agreement to the extent the Management Committee does not

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determine as provided in Section 20.1 that a memorandum of this Agreement should be recorded in lieu of the full Iatan Unit 2 and Common Facilities Ownership Agreement.

17.2       Limitation on Disclosure of Documents. Notwithstanding any provision within this Agreement to the contrary, the Operator and/or any other Owner with responsibility for constructing and/or operating Unit 2 or any related interconnection or transmission facilities, when providing documents to any Owner that qualifies as a public governmental body (“Covered Owner”), as defined in Section 610.010(4) of the Missouri Revised Statutes, shall, in their reasonable and sole discretion, have the right to provide such Covered Owner with redactions, summaries and/or abridgements of such documents, as necessary to protect confidential, proprietary or trade secret information of the other Owners. The purpose of this provision is to ensure confidential and/or proprietary information relating to Unit 1 and/or Unit 2 is not disclosed to the public. Nothing herein shall be interpreted to prevent the Covered Owner or its representatives from viewing any and all documents available to Owners that do not qualify as a public governmental body.

If any Covered Owner proposes to issue debt securities in connection with Unit 2 (“Unit 2 Debt Securities”), it will not include any confidential or proprietary information related to Unit 1 or Unit 2 in any offering memorandum or official statement with respect to Unit 2 Debt Securities. KCPL will enter into an agreement or agreements with such Covered Owner or its rating agencies, bond counsel, bond insurers or underwriters of such Unit 2 Debt Securities in a form satisfactory to KCPL pursuant to which KCPL will release to such Covered Owner or its rating agencies, bond counsel, bond insurers or underwriters updated information from time to time as specified in such agreement in order to permit such Covered Owner to comply with Rule 15c2-12 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

In the event a Covered Owner needs unredacted documents to prosecute or defend against a claim in a pending legal proceeding, any Covered Owner agrees that 1) a Covered Owner will notify KCPL of the documents it needs for arbitration or litigation, 2) KCPL will permit a Covered Owner to use the requested documents solely for the purpose of resolving a pending legal dispute subject to the agreement by KCPL and a Covered Owner that all such documents produced in connection with the disposition of specified claims in the legal proceeding and are being produced subject to obtaining a protective order confidentiality from disclosure to any person, firm or entity other than is in support of or to refute a claim in the legal proceeding, and 3) the unredacted documents will at all times remain KCPL documents, and (4) a Covered Owner on behalf of itself and its attorneys agree they shall return all copies of the unredacted documents to KCPL at the conclusion of the proceeding for destruction or other disposition by KCPL.

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ARTICLE XVIII

Private Use Covenant

18.1       Private Use Covenant. If MJMEUC provides written notice to the Management Committee, the Operator and other Owners that any action or inaction under this Agreement results in a Adverse Action with respect to any MJMEUC tax-exempt debt used to finance MJMEUC’s Ownership Share, the Management Committee, the Operator and the other Owners covenant that each shall use its Commercially Reasonable Efforts to avoid such Adverse Action; provided, however, that the Management Committee, the Operator and the other Owners shall not be obligated to avoid such action if to do so would (i) materially impair the generation output of or materially increase the costs of owning and/or operating Unit 2 and/or the Common Facilities, (ii) cause the Management Committee or any of the other Owners to breach or otherwise violate any undertaking, representation, warranty or covenant set forth in this Agreement or (iii) prevent any of the other Owners or Operator from exercising any right provided by this Agreement or the Iatan Unit 1 Ownership Agreement. Contexts in which an Adverse Action may arise include, without limitation, a) sale of MJMEUC’s Ownership Share other than during a default by MJMEUC, and b) the payment of a management fee to the Operator. If MJMEUC obtains an opinion from counsel as to the effect of the Adverse Action, MJMEUC agrees to provide it, at its sole expense, to the other Owners. Further, this Article XVIII does not apply to any actions taken or to be taken with respect to matters involving Unit 1 or the Additional Units.

ARTICLE XIX

Representations and Warranties

19.1       KCPL’s Representations and Warranties. KCPL hereby represents and warrants to the other Owners as follows:

(a)          KCPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has power and authority to own the undivided ownership interests in the Iatan Unit 2 Facility and Common Facilities to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted pursuant to this Agreement.

(b)          Subject to certain regulatory and lender approvals and indenture releases, the execution, delivery and performance by KCPL of this Agreement have been duly authorized by all necessary corporate action on the part of KCPL, do not contravene the Articles of Incorporation or By-Laws of KCPL, and do not and will not contravene the provisions of, or constitute a material default under, any indenture, mortgage, security agreement, contract or other instrument to which KCPL is a party or by which KCPL is bound. Upon execution of this Agreement, KCPL shall deliver to the other Owners certified copies of the resolutions adopted

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by KCPL’s board of directors authorizing the execution, delivery and performance of this Agreement.

(c)          KCPL represents and warrants that to the best of its actual knowledge and as of the date of this Agreement, there are no adverse environmental conditions existing on the Iatan Station Site that would materially and adversely affect the operation of Unit 1, or the construction of Unit 2, or the Common Facilities.

(d)          KCPL represents and warrants that to the best of its actual knowledge and as of the date of this Agreement there are no defects in Unit 1 or conditions on the Iatan Station Site that could reasonably be expected to materially delay or adversely affect the construction and operation of Unit 2.

(e)          KCPL represents and warrants that as of the date of this Agreement, except as disclosed in writing to the other Owners, there is no action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending against or affecting it or any of its properties, rights or assets, which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or any Ancillary Agreement. KCPL will give prompt notice to each Owner of all material claims instituted against it or, if KCPL has actual notice thereof, against any other Owner relating to the construction, ownership or operation of the Iatan Unit 2 Facility.

(f)           KCPL represents and warrants that to the best of its actual knowledge and as of the date of this Agreement, the Unit 2 Facility design specifications, construction time tables and budgets have been prepared in good faith, consistent with Good Utility Practice on the basis of assumptions believed to be reasonable and that it will use Commercially Reasonable Efforts to maintain true and accurate design specifications, construction time tables, and budgets prepared by qualified experts (which may include employees of KCPL having the relevant expertise).

(g)          KCPL represents and warrants that to the best of its actual knowledge it has executed or will execute and file, with all regulatory agencies having jurisdiction, such applications, amendments, reports and other documents and filings as shall be required in or in connection with the licensing and other regulatory matters with respect to the Iatan Unit 2 Facility and Common Facilities; provided, however, that each Owner shall be responsible for obtaining all required approvals and authorizations relating to its participation in the Iatan Unit 2 Facility and to its performance of this Agreement.

19.2       Aquila’s Representations and Warranties. Aquila hereby represents and warrants to the other Owners as follows:

(a)          Aquila is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has power and authority to own the undivided ownership interests in the Iatan Unit 2 Facility and Common Facilities to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and

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to carry on its business as it is now being conducted and as it is contemplated to be conducted pursuant to this Agreement.

(b)          Subject to certain regulatory and lender approvals and indenture releases, the execution, delivery and performance by Aquila of this Agreement have been duly authorized by all necessary corporate action on the part of Aquila, do not contravene the Articles of Incorporation or By-Laws of Aquila, and do not and will not contravene the provisions of, or constitute a material default under any indenture, mortgage, security agreement, contract or other instrument to which Aquila is a party or by which Aquila is bound. Upon execution of this Agreement, Aquila shall deliver to the other Owners certified copies of the resolutions adopted by Aquila’s board of directors authorizing the execution, delivery and performance of this Agreement.

(c)          Aquila represents and warrants that to the best of its actual knowledge and as of the date of this Agreement, there are no adverse environmental conditions existing on the Iatan Station Site that would materially and adversely affect the continued operation of Unit 1, Unit 2, or the Common Facilities.

(d)          Aquila represents and warrants to the best of its actual knowledge and that as of the date of this Agreement there are no defects in Unit 1 or conditions on the Iatan Station Site that could reasonably be expected to materially delay or adversely affect the construction and operation of the Iatan Unit 2 Facility and Common Facilities.

19.3       Empire’s Representations and Warranties. Empire hereby represents and warrants to the other Owners as follows:

(a)          Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has power and authority to own the undivided ownership interests in the Iatan Unit 2 Facility and Common Facilities to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted pursuant to this Agreement.

(b)          Subject to certain regulatory and lender approvals and indenture releases, the execution, delivery and performance by Empire of this Agreement have been duly authorized by all necessary corporate action on the part of Empire, do not contravene the Articles of Incorporation or By-Laws of Empire, and do not and will not contravene the provisions of, or constitute a material default under any indenture, mortgage, security agreement, contract or other instrument to which Empire is a party or by which Empire is bound. Upon execution of this Agreement, Empire shall deliver to the other Owners certified copies of the resolutions adopted by Empire’s board of directors authorizing the execution, delivery and performance of this Agreement.

(c)          Empire represents and warrants that to the best of its actual knowledge and as of the date of this Agreement, there are no adverse environmental conditions existing on the

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Iatan Station Site that would materially and adversely affect the continued operation of Unit 1, Unit 2, or the Common Facilities.

(d)          Empire represents and warrants that to the best of its knowledge and as of the date of this Agreement there are no defects in Unit 1 or conditions on the Iatan Station Site that could reasonably be expected to materially delay or adversely affect the construction and operation of the Iatan Unit 2 Facility and Common Facilities.

19.4       KEPCO’s Representations and Warranties. KEPCO hereby represents and warrants to the other Owners as follows:

(a)          KEPCO is a cooperative corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has power and authority to own the undivided ownership interests in the Unit 2 Facility and Common Facilities to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted pursuant to this Agreement.

(b)          Subject to certain regulatory approvals and indenture releases expected to be obtained in due course, the execution, delivery and performance by KEPCO of this Agreement have been duly authorized by all necessary corporate action on the part of KEPCO, do not contravene the Articles of Incorporation or By-Laws of KEPCO, and do not and will not contravene the provisions of, or constitute a material default under any indenture, mortgage, security agreement, contract or other instrument to which KEPCO is a party or by which KEPCO is bound. Upon execution of this Agreement, KEPCO shall deliver to the other Owners certified copies of the resolutions adopted by KEPCO’s board of directors authorizing the execution, delivery and performance of this Agreement.

19.5       MJMEUC’s Representations and Warranties. MJMEUC hereby represents, warrants and covenants to the other Owners as follows:

(a)          MJMEUC is a body public and corporate of the State of Missouri duly organized, validly existing and in good standing under the laws of the State of Missouri and has power and authority to own the undivided ownership interests in the Iatan Unit 2 Facility and Common Facilities to be owned by it hereunder, to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated to be conducted pursuant to this Agreement.

(b)          The execution, delivery and performance by MJMEUC of this Agreement have been duly authorized by all necessary action on the part of MJMEUC, do not contravene the Joint Contract, entered into as of May 1, 1979 and amended as of February 1, 1980 and June 4, 1984, between the Contracting Municipalities, or By-Laws of MJMEUC, and do not and will not contravene the provisions of, or constitute a material default under any indenture, mortgage, security agreement, contract or other instrument to which MJMEUC is a party or by which MJMEUC is bound. Upon execution of this Agreement, MJMEUC shall deliver to the other

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Owners certified copies of the resolutions adopted by MJMEUC’s board of directors authorizing the execution, delivery and performance of this Agreement.

ARTICLE XX

Memorandum of Agreement

20.1       Memorandum of Agreement. To the extent permitted by applicable law, the Management Committee may determine to file a memorandum of this Agreement rather than filing the entire Agreement in the relevant real estate records. The Owners will promptly execute and deliver such a memorandum upon request of the Operator.

ARTICLE XXI

Cooperation

21.1      Cooperation. Subject to the limitations contained in Section 17.2 of this Agreement, each of the Owners shall use Commercially Reasonable Efforts to cooperate with each other Owner in order to assist the other Owner in the performance of its duties, responsibilities and obligations under this Agreement. This duty to cooperate shall include providing information, and executing and delivering customary documents, certificates, opinions and instruments necessary for the other Owner to perform its duties, responsibilities and obligations under this Agreement including obtaining financing for its share of the Cost of Construction.

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THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

KANSAS CITY POWER & LIGHT COMPANY

ATTEST:

By /s/ William H. Downey

Chief Executive Officer

/s/ Mark English	Date: 6-12-06

Assistant Corporate Secretary

AQUILA, INC.

ATTEST:

By /s/ Keith Stamm

Chief Operating Officer

/s/ Christopher M. Reitz	Date: 5/19/2006

Corporate Secretary

THE EMPIRE DISTRICT ELECTRIC COMPANY

ATTEST:

By /s/ William L. Gipson

Chief Executive Officer

/s/ Janet S. Watson                                                               Date: 5/19/2006

Corporate Secretary

KANSAS ELECTRIC POWER COOPERATIVE, INC.

ATTEST:

By /s/ Stephen E. Parr

Executive Vice President and

Chief Executive Officer

/s/ J. Michael Peters                                                            Date: 5/24/2006

Assistant Corporate Secretary

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MISSOURI JOINT MUNICIPAL ELECTRIC UTILITY COMMISSION

ATTEST:

By /s/ Duncan Kincheloe

General Manager and

Chief Executive Officer

/s/ Robert Williams	Date: June 8, 2006

Corporate Secretary

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